UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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☑	Definitive Proxy Statement

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☐	Soliciting Material under Rule 14a-12
Stewart Enterprises, Inc.
(Name of Registrant as Specified In Its Charter)
(Name(s) of Person(s) Filing Proxy Statement, if other than the Registrant)
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[Letterhead of Stewart Enterprises, Inc.]
March 4, 2010
To our shareholders:
     You are cordially invited to the annual meeting of shareholders of Stewart Enterprises, Inc. to be held at 11:00 a.m. C.D.T. on April 8, 2010, in the Intercontinental Hotel, 444 St. Charles Avenue, New Orleans, Louisiana 70130.
     The attached notice of meeting and proxy statement describe in detail the matters proposed by your board of directors to be considered and voted upon at the meeting.
     It is important that your shares be represented at the meeting. Accordingly, we ask that you read the attached notice of meeting and proxy statement carefully and that you submit your proxy or voting instructions as soon as possible. You may submit your proxy (1) by mail using the traditional proxy card, (2) by telephone, or (3) through the Internet. This will ensure that your vote is counted.

Sincerely, /s/ Frank B. Stewart, Jr. Frank B. Stewart, Jr. Chairman of the Board

TABLE OF CONTENTS

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS
ELECTION OF DIRECTORS
Director Compensation For Fiscal 2009
EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Summary Compensation Table
Grants of Plan-Based Awards
Outstanding Equity Awards at Fiscal Year-End
Option Exercises and Restricted Stock Vested in Fiscal 2009
Pension Benefits
Nonqualified Deferred Compensation for Fiscal 2009
Potential Payments Upon Termination or Change of Control
CERTAIN TRANSACTIONS
PROPOSAL TO APPROVE THE STEWART ENTERPRISES, INC. 2010 STOCK INCENTIVE PLAN
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL TO RATIFY THE RETENTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER MATTERS
Appendix A
PROXY

STEWART ENTERPRISES, INC.
1333 S. Clearview Parkway
Jefferson, Louisiana 70121

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF STEWART ENTERPRISES, INC.:
     You are cordially invited to the 2010 annual meeting of our shareholders which will be held in the Intercontinental Hotel, 444 St. Charles Avenue, New Orleans, Louisiana 70130, on April 8, 2010, at 11:00 a.m. C.D.T. for the following purposes:
•	To elect each of our directors to serve a one-year term of office expiring at our 2011 annual meeting;

•	To approve the Stewart Enterprises, Inc. 2010 Stock Incentive Plan;

•	To ratify the retention of the Company’s independent registered public accounting firm for the fiscal year ending October 31, 2010;

•	To transact such other business as may properly come before the meeting or any adjournment thereof.
     Only shareholders of record at the close of business on February 11, 2010 are entitled to notice of and to vote at our 2010 annual meeting.
     If you are unable to attend in person and wish to have your shares voted, you may submit your vote (1) via the Internet at http://www.proxyvoting.com/stei, (2) by phone at 1-866-540-5760, or (3) by completing and signing the enclosed proxy and returning it in the accompanying postpaid envelope, each in accordance with the instructions contained in the enclosed proxy card. If you attend the meeting, you may also submit your vote in person and any votes you previously submitted — whether via the Internet, by phone or mail — will be superseded by the vote that you cast at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS /s/ Lewis J. Derbes, Jr. Lewis J. Derbes, Jr. Secretary
Jefferson, Louisiana
March 4, 2010
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on April 8, 2010. The Company’s Proxy Statement and Annual Report to Shareholders for the fiscal year ended October 31, 2009 are available at http://www.bnymellon.mobular.net/bnymellon/stei.

STEWART ENTERPRISES, INC.
1333 S. Clearview Parkway
Jefferson, Louisiana 70121
PROXY STATEMENT
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
Q:	Why am I receiving this proxy statement?

A:	The board of directors of Stewart Enterprises, Inc. (the “Company”) is soliciting your proxy to vote at the annual meeting because you owned shares of our Class A and/or Class B common stock at the close of business on February 11, 2010, the record date for the meeting, and are therefore entitled to vote at the meeting. The proxy statement, along with a proxy card or a voting instruction card, is being mailed to shareholders beginning March 4, 2010. The proxy statement summarizes the information you need to know in order to vote at the annual meeting. You do not need to attend the annual meeting to vote your shares.

Q:	What will I be voting on?

A:	At the annual meeting, our shareholders will be asked to elect each of our directors to serve a one-year term of office expiring at our 2011 annual meeting, to approve the Stewart Enterprises, Inc. 2010 Stock Incentive Plan, and to ratify the retention of the Company’s independent registered public accounting firm for the fiscal year ending October 31, 2010. The board of directors does not know of any additional matters to be presented at our 2010 annual meeting other than those described in this proxy statement. However, if any other matters properly come before the meeting or any adjournment thereof, it is the intention of the persons named in the enclosed proxy to vote the shares represented by them in accordance with their best judgment.

Q:	Where and when will the meeting be held?

A:	The meeting will be held at the Intercontinental Hotel, 444 St. Charles Avenue, New Orleans, Louisiana 70130, on April 8, 2010 at 11:00 a.m. C.D.T.

Q:	Who is soliciting my proxy?

A:	Our board of directors is soliciting your proxy that will be voted at our 2010 annual meeting of shareholders. By completing and returning the proxy card or voting instruction card, or by casting your vote via the Internet or by phone, you are authorizing the proxy holder to vote your shares at our annual meeting as you have instructed.

Q:	How many votes may I cast?

A:	With respect to the election of directors, you may cast one vote for every share of our Class A common stock and ten votes for every share of our Class B common stock that you owned on the record date for each director nominee. For all other matters, you may cast one vote for every share of our Class A common stock and ten votes for every share of our Class B common stock that you owned on the record date.

Q:	How many votes can be cast by all shareholders?

A:	As of the record date, we had 89,566,742 shares of Class A common stock outstanding, each of which is entitled to one vote, and 3,555,020 shares of Class B common stock outstanding, each of which is entitled to ten votes.

Q:	How many shares must be present to hold the meeting?

A:	Our bylaws provide that a majority of our Company’s total voting power constitutes a quorum and must be present or represented by proxy to conduct a meeting of our shareholders.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:	If your shares are registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, you are considered, with respect to those shares, the “shareholder of record.” The proxy materials have been directly sent to you by us.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name.” The proxy materials have been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by following the voting instructions on the form that you receive from your broker, bank or nominee.

Q:	What if I do not vote?

A:	If you hold shares in street name and you do not provide voting instructions to your broker, bank or nominee, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. Brokers generally have discretionary authority to vote shares held in street name on “routine” matters but not on “non-routine” matters. The proposal to ratify the retention of the independent registered public accounting firm is generally considered a “routine” matter. The proposal to elect directors and the proposal to approve the Stewart Enterprises, Inc. 2010 Stock Incentive Plan are generally considered “non-routine” matters; therefore, if you do not provide voting instructions on those proposals, your shares will not be voted on those proposals. The “broker non-vote” occurs when a broker holding shares for you in street name submits a proxy that votes your shares on one or more matters, but does not vote (the “broker non-vote”) on “non-routine” matters with respect to which you have not given voting instructions.

If you don’t vote the shares held directly in your name, your shares will not be voted.

Q:	What vote is required to approve each item? How are broker non-votes counted?

A:	Our bylaws provide that directors are elected by a plurality of the votes cast by holders of Class A common stock and Class B common stock present in person or represented by proxy and entitled to vote at the annual meeting. This means that the nominees for available directorships who receive the highest number of affirmative votes cast are elected. You may vote “for” all director nominees or withhold your vote for any one or more of the director nominees. Only votes “for” are counted in determining whether a plurality has been cast in favor of a director. Abstentions, withheld votes and broker non-votes will have no effect on the plurality vote for the election of directors.

The proposals to approve the Stewart Enterprises, Inc. 2010 Stock Incentive Plan and to ratify the retention of the Company’s independent registered public accounting firm will be decided by the vote of the holders of a majority of the voting power present in person or represented by proxy and entitled to vote at the annual meeting. All other matters coming before the annual meeting will be decided by the vote of the holders of a majority of the voting power present in person or represented by proxy and entitled to vote at the annual meeting, except as otherwise provided by statute, our articles of incorporation, or our bylaws.

With respect to any matter that is properly brought before the meeting, other than the election of directors, abstentions will have the effect of a vote against the proposal, and broker non-votes will be counted as not present with respect to the proposal. Shares represented at the meeting by proxies reflecting a vote on any proposal, along with broker non-votes, will be counted as present for quorum purposes.

Q:	How do I vote?

A:	Record holders: Record holders can vote by filling out the proxy card and returning it in the postage paid return envelope. You can also vote by telephone or the Internet. Voting instructions are provided on the proxy card contained in the proxy materials.

Street holders: If your shares are held in street name, you must vote in accordance with the voting instruction form provided by your broker, bank or nominee. The availability of telephone and Internet voting will depend on your broker’s or bank’s voting process.

In person at the annual meeting: You may also vote in person at the annual meeting, either by attending the meeting yourself or authorizing a representative to attend the meeting on your behalf. You may also execute a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a proxy from your broker, bank or nominee naming you as the proxy holder and present it to the inspectors of election with your ballot when you vote at the annual meeting.

Q:	Once I deliver my proxy, can I revoke or change my vote?

A:	Yes. You may revoke or change your proxy at any time before it is voted by giving a written revocation notice to our Secretary, by delivering timely a proxy with a later date or by voting in person at the meeting.

Q:	What if I don’t vote for a proposal on the proxy card I return?

A:	Unless you give other instructions on your proxy card, or unless you give other instructions when you cast your vote by telephone or internet, the persons named as proxies will vote your shares (1) FOR all the director nominees, (2) FOR the Stewart Enterprises, Inc. 2010 Stock Incentive Plan and (3) FOR the ratification of the retention of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ended October 31, 2010. If you are a beneficial owner of shares and do not give voting instructions to your broker, bank or nominee, they will be entitled to vote your shares with respect to “routine” items, which includes the proposal to ratify the retention of our independent registered public accounting firm; however, they will not be entitled to vote your shares with respect to “non-routine” items, which includes the proposal to elect directors and the proposal to approve the Stewart Enterprises, Inc. 2010 Stock Incentive Plan.

Q:	Who pays for soliciting proxies?

A:	We are paying for all costs of soliciting proxies. Our directors, officers and employees may request the return of proxies by mail, telephone, Internet, telefax, telegram, or personal interview. We are also requesting that banks, brokerage houses and other nominees or fiduciaries forward the soliciting material to their principals and that they obtain authorization for the execution of proxies. We will reimburse them for their expenses.

Q:	Could other matters be considered and voted upon at the meeting?

A:	Our board does not expect to bring any other matter before the annual meeting and is not aware of any other matter that may be considered at the meeting. In addition, pursuant to our bylaws, the time has elapsed for any shareholder to properly bring a matter before the meeting. However, if any other matter does properly come before the meeting, the proxy holders will vote the proxies at their discretion.

Q:	What happens if the meeting is postponed or adjourned?

A:	Unless a new record date is fixed, your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy at any time until it is voted.

Q:	How can shareholders present proposals for inclusion in our proxy materials relating to our 2011 annual meeting?

A:	Any shareholder who desires to present a proposal for inclusion in our proxy materials relating to our 2011 annual meeting must forward the proposal to our Secretary at the address shown on the first page of this Proxy Statement in time to arrive at our offices no later than November 4, 2010.

All shareholder proposals must also comply with Section 2.14 of our bylaws in order to be eligible for consideration at a shareholders’ meeting. Our bylaws are filed with the SEC, and shareholders should refer to the bylaws for a complete description of the requirements.

Any shareholder who wishes to present a proposal at our 2011 annual meeting must give us notice in advance of the meeting. The notice must be received by our Secretary no later than November 4, 2010, but this date is subject to change in accordance with our bylaws. If the date of our 2011 annual meeting is 30 calendar days earlier or later than April 8, 2011, then notice must be received no earlier than 90 days and no later than 60 days prior to the meeting, unless shareholders are given less than 70 days’ notice of the meeting, in which case the Secretary must receive notice of the shareholder proposal by the tenth day following the date that notice of the meeting was mailed or disclosed. The notice must contain:
(1)	a complete and accurate description of the proposal;

(2)	a statement that the shareholder (or the shareholder’s legal representative) intends to attend the meeting and present the proposal and that the shareholder intends to hold of record securities entitled to vote at the meeting through the actual meeting date;

(3)	the shareholder’s name and address and the number of shares of our voting securities that the shareholder holds of record and beneficially as of the notice date; and

(4)	a complete and accurate description of any material interest of the shareholder in the proposal.

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
AND CERTAIN BENEFICIAL OWNERS
Stock Ownership of Directors and Executive Officers
     The table below sets forth certain information concerning the beneficial ownership, as of February 19, 2010, of our Class A and Class B common stock by (1) each director and director nominee, (2) each executive officer for whom compensation information is disclosed under the caption “Executive Compensation,” and (3) all of our directors and executive officers as a group, determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934. Unless otherwise indicated, all shares shown as beneficially owned are held with sole voting and investment power.

				Acquirable through
		Number of Shares		Currently
		Beneficially		Exercisable	Percent
Beneficial Owner	Class	Owned(1)(2)		Stock Options(3)	of Class
Directors and Director Nominees

Frank B. Stewart, Jr	Class A	7,199,731	(4)	—	8.0%
111 Veterans Memorial Boulevard	Class B	3,555,020	(5)	—	100.0%
Suite 160
Metairie, LA 70005

Thomas J. Crawford	Class A	454,878	(6)	145,000	*
Thomas M. Kitchen	Class A	321,586	(7)	266,800	*
Alden J. McDonald, Jr	Class A	72,205	(8)	—	*
James W. McFarland	Class A	111,876	(9)	—	*
Ronald H. Patron	Class A	107,000	(9)	—	*
Michael O. Read	Class A	105,039	(9)	—	*
Ashton J. Ryan, Jr	Class A	66,000	(9)	—	*

Named Executive Officers(10)

Lawrence B. Hawkins	Class A	184,887	(11)	132,905	*
G. Kenneth Stephens, Jr	Class A	131,799	(11)	132,905	*
Kenneth G. Myers, Jr	Class A	80,000	(12)	33,000	*

All directors and executive officers as a group (17 persons)	Class A	8,951,846	(13)	793,777	10.8%
	Class B	3,555,020	(13)	—	100.0%

*	Less than 1 percent.
(1)	Excludes shares subject to options currently exercisable or exercisable within 60 days, which shares are set forth separately in the next column. No shares are pledged as security.

(2)	Includes shares held indirectly through the Stewart Enterprises Employees’ Retirement Trust (“SEERT”). Individuals participating in the SEERT have the right to direct the trustee of the SEERT as to how shares of our Class A common stock credited to their SEERT accounts are to be voted and have the right to dispose of the shares of our Class A common stock credited to their SEERT accounts through transfers to other SEERT funds.

(3)	Consists of shares subject to options currently exercisable or exercisable within 60 days. These shares are deemed to be outstanding for purposes of computing the percentage of outstanding Class A common stock owned by such persons individually and by all directors and executive officers as a group, but are not deemed to be outstanding for the purpose of computing the individual ownership percentage of any other person.

(4)	Includes 48,000 shares that Mr. Stewart is required to retain until he ceases to serve on our board of directors and 353,880 shares owned by the Frank B. Stewart, Jr. Foundation (a non-profit corporation), with respect to which Mr. Stewart shares voting and investment power.

(5)	Each share of Class B common stock has ten votes per share and, unless otherwise required by law, the holder of Class B common stock votes together with the holders of Class A common stock on all matters brought before the shareholders. As of February 11, 2010, Mr. Stewart beneficially owned shares of Class A and B common stock having 42,749,931 votes, or approximately 34.2 percent of our total voting power.

(6)	Includes 333,000 shares of unvested restricted stock granted through our stock incentive plans, which Mr. Crawford has the right to vote.

(7)	Includes 196,500 shares of unvested restricted stock granted through our stock incentive plans, which Mr. Kitchen has the right to vote.

(8)	Includes 3,000 shares owned by Mr. McDonald through a family corporation with respect to which Mr. McDonald shares voting and investment power and 57,000 shares that Mr. McDonald is required to retain until he ceases to serve on our board of directors.

(9)	Includes 57,000 shares that Messrs. McFarland, Patron, Read and Ryan are required to retain until they cease to serve on our board of directors.

(10)	Information regarding shares beneficially owned by Messrs. Crawford and Kitchen, who are the Named Executive Officers in addition to Messrs. Hawkins, Stephens and Myers, appears immediately above under the caption “Directors and Director Nominees.”

(11)	Includes 71,416 shares of unvested restricted stock granted through our stock incentive plans for each of Messrs. Hawkins and Stephens, which the beneficial owner has the right to vote.

(12)	Includes 70,000 shares of unvested restricted stock granted through our stock incentive plans, which Mr. Myers has the right to vote.

(13)	As of February 19, 2010, all directors and executive officers as a group beneficially owned shares of Class A and Class B common stock representing approximately 36 percent of our total voting power.

Stock Ownership of Certain Beneficial Owners
     As of February 16, 2010, the persons named below were, to our knowledge, the only beneficial owners of more than 5 percent of our outstanding Class A common stock, determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, other than Frank B. Stewart, Jr., whose beneficial ownership of our Class A and Class B common stock is described above.

		Amount and Nature of		Percent
Beneficial Owner	Class	Beneficial Ownership		Of Class
Fidelity Management and Research	Class A	7,696,877	(1)	8.6%
82 Devonshire Street Boston, MA 02109
Dimensional Fund Advisors, LP	Class A	7,494,871	(2)	8.4%
1299 Ocean Avenue 11th Floor Santa Monica, CA 90401
Westfield Capital Management Co, LP	Class A	5,053,384	(3)	5.6%
1 Financial Center Boston, MA 02111
Bank of America Corporation	Class A	4,850,303	(4)	5.4%
100 N. Tryon St. Charlotte, NC 28255

(1)	Based solely on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission (“SEC”) on February 16, 2010, indicating that all shares shown as beneficially owned are held with sole voting and investment power. Fidelity’s Schedule 13G/A reported 8,692,307 shares beneficially owned, of which 995,430 shares would be acquired upon the assumed conversion of our 3.125% and 3.375% Convertible Notes. Shares resulting from the assumed conversion of our Convertible Notes are not included in the beneficial ownership amount in the table above.

(2)	Based solely on information contained in a Schedule 13G/A filed with the SEC on February 8, 2010, indicating that all shares shown as beneficially owned are held with sole voting and investment power.

(3)	Based solely on information contained in a Schedule 13G filed with the SEC on February 11, 2010, indicating that all shares shown as beneficially owned are held with sole voting and investment power.

(4)	Based solely on information contained in a Schedule 13G/A filed with the SEC on February 3, 2010, indicating that all shares shown as beneficially owned are held with sole voting and investment power.

ELECTION OF DIRECTORS
General
     Our Amended and Restated Articles of Incorporation (the “articles”) and bylaws provide that our board of directors is elected annually and, pursuant to our bylaws and a resolution of the board of directors, the number of directors has been set at eight. At the recommendation of our corporate governance and nominating committee, all directors have been nominated by the board of directors for re-election at our 2010 annual meeting.
     Each director nominee is nominated for a term of office expiring at our 2011 annual meeting and until their successors are duly elected and qualified.
     Unless authority to vote for the election of directors is withheld, the proxy holders named on the enclosed proxy will vote all shares represented thereby in favor of the election of each of the nominees listed below. We are informed that each nominee is willing to serve; however, in accordance with our bylaws, if any of them should decline or become unable to serve for any reason, votes represented by the enclosed proxy will be cast instead for a substitute nominee designated by the board of directors, or, if none is designated, the number of directors will be reduced automatically by the total number of nominees withdrawn from consideration. Under our bylaws, directors are elected by plurality vote.
Nominations
     Our board of directors is open to suggestions from our shareholders on candidates for election to the board. Any shareholder may suggest a nominee by sending the following information to our corporate governance and nominating committee:
•	your name, mailing address and telephone number;

•	the suggested nominee’s name, mailing address and telephone number;

•	a statement whether the suggested nominee knows that his or her name is being suggested by you, and whether he or she has consented to being suggested and is willing to serve;

•	the suggested nominee’s resume or other description of his or her background and experience; and

•	your reasons for suggesting that the individual be considered.
     The information should be sent to the committee addressed as follows: Chairman, Corporate Governance and Nominating Committee, Stewart Enterprises, Inc., 1333 S. Clearview Parkway, Jefferson, Louisiana 70121.
     A shareholder of record who does not wish to follow the foregoing procedure but who wishes instead to nominate directly one or more persons for election to the board of directors must comply with the procedures established by our articles and bylaws. Pursuant to those procedures, the shareholder may nominate one or more persons for election at a meeting of shareholders only if the shareholder is entitled to vote at the meeting and provides timely notice in writing to our Secretary at our principal office, 1333 S. Clearview Parkway, Jefferson, Louisiana 70121. To be timely, a shareholder’s notice must be received at our principal office not less than 45 days nor more than 90 days prior to the meeting; however, if less than 55 days notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder must be received at our principal office no later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or such public disclosure was made. The notice must include the following information with respect to each person the shareholder proposes to nominate:
•	the person’s name, age, business address and residential address;

•	the person’s principal occupation or employment;

•	the class and number of shares of our capital stock of which such person is the beneficial owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934);

•	the person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected; and

•	any other information relating to such person that would be required to be disclosed in solicitations of proxies for the election of directors, or otherwise would be required, in each case pursuant to Regulation 14A of the Securities Exchange Act of 1934.
The notice also must include the following information with respect to the shareholder giving the notice:
•	the name and address of the shareholder; and

•	the class and number of shares of our capital stock of which the shareholder is the beneficial owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934).
     If requested in writing by our Secretary at least 15 days in advance of the meeting, the shareholder must disclose to our Secretary, within ten days of the request, whether the person is the sole beneficial owner of the shares held of record by the shareholder, and, if not, the name and address of each other person known by the shareholder of record to claim or have a beneficial interest in the shares.
Policies Regarding Director Attendance at Annual Meetings
     It is the policy of our board of directors that directors are strongly encouraged to attend all annual shareholder meetings. All of our directors attended the 2009 annual meeting of shareholders.
Communications with Directors
     Our board of directors has adopted a procedure for shareholders to communicate with our directors. Any shareholder wishing to do so may write to the board of directors at the Company’s principal business address, 1333 S. Clearview Parkway, Jefferson, Louisiana 70121. Any shareholder communication so addressed will be delivered unopened to the director to whom it is addressed or to the Chairman of the Board if addressed to the board of directors.

Director Nominees; Independence
     The following table sets forth certain information regarding our nominees for election as directors including whether each has been determined by the board of directors to be “independent” as defined by the listing standards of The NASDAQ Stock Market, LLC. Unless otherwise indicated, each director has been engaged in the principal occupation shown for more than the past five years.

Name, Age, Principal Occupation	Director
and Directorships in other Public Companies	Since	Independent
Thomas J. Crawford, 56	2007	No
President and Chief Executive Officer of the
Company(1)

Thomas M. Kitchen, 62	2004	No
Senior Executive Vice President and Chief Financial
Officer of the Company(2)

Alden J. McDonald, Jr., 66	2001	Yes
President, Chief Executive Officer and Director,
Liberty Bank and Trust Co.

James W. McFarland, 64	1995	Yes
Rolanette and Berdon Lawrence Distinguished
Chair of Finance, A.B. Freeman School of Business,
Tulane University(3)

Ronald H. Patron, 65	2006	Yes
Retired, Executive Vice President and Chief
Financial Officer, Stewart Enterprises, Inc.(4)

Michael O. Read, 66	1991	Yes
Executive Director,
Willwoods Community(5)

Ashton J. Ryan, Jr., 62	2004	Yes
President and Chief Executive Officer,
First NBC Bank and First NBC Holding
Company(6)

Frank B. Stewart, Jr., 74	1970	Yes
Chairman of the Board of the Company and Chairman of the
Board of Stewart Capital, LLC(7)
Our board unanimously recommends a vote FOR each of the nominees listed above.

(1)	Mr. Crawford has served as our President, Chief Executive Officer and a director since March 31, 2007. From 2004 to 2007, he served on behalf of Sorenson Capital Partners, a private equity group, as Chief Executive Officer of Erickson Companies, a regional residential framing company with manufacturing operations in Arizona, California and Nevada. From 2003 to 2004, he was a Senior Consultant to Carew International, a sales process consulting and training company. He was Chairman, Chief Executive Officer and President of publicly-traded The York Group, Inc., one of the largest casket manufacturers in the U.S., from 2000 until its merger with Matthews International Corporation in 2002. From 1997 to 1999, he was Executive Vice President of Sales and Marketing of Lozier Corporation, a manufacturer of retail display fixtures and systems. From 1979 to 1997, he served in various positions with the Batesville Casket Company, a leading manufacturer and supplier of caskets, including Vice President and General Manager — Hardwood Products Group, Vice President of New Business Development, Vice President of Marketing and Vice President of Logistics. Additionally, he held the positions of Director of Corporate Development for both the Batesville Casket Company and its parent company, Hillenbrand Industries.

(2)	Mr. Kitchen has served as Senior Executive Vice President since March 31, 2007 and as Chief Financial Officer since December 2, 2004. From June 30, 2006 until Mr. Crawford’s appointment as President and Chief Executive Officer on March 31, 2007, Mr. Kitchen also served as acting Chief Executive Officer. From July 2003 to November 2004, he was an investment management consultant at Equitas Capital Advisors, LLC. From November 1999 to January 2002, he was President of Avondale Industries, Inc., a shipbuilder. He was Vice President and Chief Financial Officer of Avondale Industries, Inc. from 1987 to 1999 when it was an independent public company until its acquisition by Litton Industries, Inc. in 1999.

(3)	Mr. McFarland is also a director of Newpark Resources, Inc. and was previously a director of Sizeler Property Investors, Inc. until the company was sold in 2006.

(4)	Mr. Patron joined the Company in 1983, served as President of the Corporate Division and Chief Financial Officer from 1987 to 1998 and served on the board of directors from 1991 through 1998. In 1998, he scaled back his activities and took on the role of consultant and Chief Administrative Officer until his retirement in 2001.

(5)	Mr. Read has served as Executive Director of Willwoods Community since June 2009. Willwoods Community is a nonprofit organization that supports the Catholic Church and community in the New Orleans area through prayer and service, including in the areas of senior living, affordable housing, broadcasting and marriage. From 2002 until May 2009, he served as Vice President of Capital One, N.A., Client Advisory Services.

(6)	Mr. Ryan served as President and Chief Executive Officer of First Bank and Trust from October 1998 to July 2005. From July 1998 until October 1998, he served as Vice Chairman of Bank One, Louisiana and Chairman of its New Orleans market. Prior to its acquisition by Bank One in 1998, he served as President and Chief Executive Officer of First National Bank of Commerce, positions he held since 1991. Mr. Ryan spent the first 20 years of his career with Arthur Andersen & Company, specializing in auditing and consulting for financial institutions.

(7)	Stewart Capital, LLC is an investment company owned entirely by Frank B. Stewart, Jr., our Chairman of the Board. Mr. Stewart served as Chairman of the Board of our Company from 1984 until his retirement in September 2003, at which time he became our Chairman Emeritus. Mr. Stewart again became Chairman of the Board upon the retirement of our former Chairman of the Board in April 2007.

     In determining the independence of the nominees, the board of directors considered, among other things, certain business relationships among individual nominees. Specifically, the board considered the fact that Mr. Stewart is an investor in First NBC Bank, of which Mr. Ryan is the President and Chief Executive Officer and from which Mr. Stewart has secured a line of credit.

Meetings; Committees
     During the fiscal year ended October 31, 2009, our board of directors held seven meetings. Each director attended 75 percent or more of the aggregate number of meetings of the board of directors and committees of which he was a member that were held during the period in which he served.
     Our board of directors has a standing audit committee, compensation committee, corporate governance and nominating committee, and investment committee with the following members as of October 31, 2009:

Meetings
Audit Committee Members	in 2009

Ashton J. Ryan, Jr., Chairman Alden J. McDonald, Jr. Ronald H. Patron Michael O. Read	8

Meetings
Compensation Committee Members	in 2009

James W. McFarland, Chairman Alden J. McDonald, Jr. Michael O. Read	19

Corporate Governance and Nominating	Meetings
Committee Members	in 2009

Frank B. Stewart, Jr., Chairman Alden J. McDonald, Jr. Ronald H. Patron Michael O. Read	1

Meetings
Investment Committee Members	in 2009

Ashton J. Ryan, Jr., Chairman Thomas M. Kitchen James W. McFarland Ronald H. Patron	5
     In December 2009, the membership of the corporate governance and nominating committee was expanded to include all independent directors, as independence is defined in the listing standards of The NASDAQ Stock Market, LLC, and the committee, with this expanded membership, recommended to the full board the nominees for director included in this proxy statement.

Audit Committee
     The functions and independence of the audit committee are described below under the heading “Audit Committee Report.”
Compensation Committee
     All members of the compensation committee are independent, as independence for compensation committee members is defined in the listing standards of The NASDAQ Stock Market, LLC. The compensation committee operates under a written charter adopted by the board of directors that is available on our website at www.stewartenterprises.com.
     The compensation committee has the sole authority to set annual compensation amounts and annual incentive plan criteria for executive officers, approve any contract under which compensation is awarded to an executive officer, and make awards to executive officers under our stock compensation plans.
     The compensation committee also recommends to the board for its approval at least annually a compensation policy for members of the board who are not full-time employees of the Company.
     The compensation committee has, in past years, directly engaged Towers Watson (previously Towers Perrin) as its compensation consultant from time to time to provide information on executive and director compensation levels of similar companies for purposes of assuring that compensation is set at appropriate levels and that its compensation practices are reasonable and appropriate. The compensation committee last engaged Towers Watson in fiscal 2007. For more information regarding the processes used by the compensation committee to determine executive compensation, see the section titled “Compensation Discussion and Analysis” below.
Corporate Governance and Nominating Committee
     All members of the corporate governance and nominating committee are independent, as independence for nominating committee members is defined in the listing standards of The NASDAQ Stock Market, LLC. The committee operates under a written charter adopted by the board of directors that is available on our website at www.stewartenterprises.com.
     The corporate governance and nominating committee is responsible for corporate governance, succession planning and the identification and recommendation to the full board of directors of candidates for nomination or re-nomination to the board of directors. The committee will consider candidates recommended by shareholders who follow the procedures described above under the caption “Nominations.” Although the committee has not established specific minimum qualifications for a position on the board of directors, it believes that candidates should have a strong educational background, a record of outstanding business or professional achievement and an impeccable reputation for integrity. The committee also believes that the experience and skills of the board members should be complementary, such that the board as a whole has a broad range of experiences. To identify potential director candidates, the committee primarily has sought suggestions from current board members and their contacts. The committee will also accept suggestions from shareholders who follow the nomination procedures described above and may seek the assistance of a professional search firm from time to time in the future. The committee gathers such additional information on suggested candidates as it deems relevant, considers which candidates it wishes to pursue further based on the criteria described above, interviews the remaining candidates, deliberates, and then decides which candidate or candidates to recommend to the board. The committee evaluates candidates suggested by shareholders in the same manner as candidates recommended by all other sources.

Audit Committee Report
     The audit committee operates under a written charter adopted by the board of directors, which is available on our website at www.stewartenterprises.com. All members of the audit committee are independent, as independence for audit committee members is defined in the listing standards of The NASDAQ Stock Market, LLC and applicable rules of the Securities and Exchange Commission. The board has determined that Ashton J. Ryan, Jr. and Ronald H. Patron are audit committee financial experts as defined in Item 407(d) of Regulation S-K.
     The audit committee oversees our Company’s accounting and financial reporting processes and the audit of our financial statements on behalf of our board. Management has the primary responsibility for the financial statements and the accounting and financial reporting processes, including the system of disclosure controls and procedures and internal control over financial reporting.
     In this context, the audit committee has met and held discussions with management, our internal auditors and our independent registered public accounting firm. Management represented to the audit committee that our Company’s audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and fairly present, in all material respects, the financial condition, results of operations and cash flows of our Company as of and for the periods presented in the financial statements. The audit committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The audit committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, as amended (Public Company Accounting Oversight Board (“PCAOB”), Professional Standards, AU Section 380).
     In addition, the audit committee has discussed with the independent registered public accounting firm the firm’s independence from the Company and our management, including matters in the written disclosures and letter provided by the firm to the audit committee as required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence. The independent registered public accounting firm has represented to the Company that they are independent under applicable rules of the Securities and Exchange Commission.
     The audit committee has discussed with our internal auditors and our independent registered public accounting firm the overall scope and plans for their respective audits. The audit committee has met with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our Company’s internal controls over financial reporting and the overall quality of our Company’s financial reporting.
     In reliance on the reviews and discussions referred to above, the audit committee recommended to the board, and the board has approved, that the audited consolidated financial statements be included in our Company’s Annual Report on Form 10-K for the year ended October 31, 2009, for filing with the Securities and Exchange Commission.
     The following table lists the aggregate fees and costs billed by PricewaterhouseCoopers LLP, the member firms of PricewaterhouseCoopers International Limited, and their respective affiliates to our Company for the fiscal years ended October 31, 2009 and 2008.

	Amount Billed
	Fiscal Year Ended	Fiscal Year Ended
	October 31, 2009	October 31, 2008
Audit Fees(1)	$1,392,600	$1,406,703
Tax Fees(2)	40,805	26,623
All Other Fees(3)	—	25,000

(1)	Consists of aggregate fees and costs for professional services rendered in connection with the annual audit and for compliance with Section 404 of the Sarbanes-Oxley Act, the Securities and Exchange Commission review, statutory audits including the audit of Investors Trust, Inc., and fees for reviewing the financial statements included in our Company’s Form 10-Qs for the fiscal years ended October 31, 2009 and 2008.

(2)	Relates to aggregate fees and costs for professional services rendered in connection with our tax compliance, including the preparation of international tax returns for the fiscal years ended October 31, 2009 and 2008.

(3)	Consists of fees for consulting services rendered in connection with the Company’s evaluation of Consumer Driven Healthcare Plans for the fiscal year ended October 31, 2008. There were no fees or costs billed to the Company by PricewaterhouseCoopers LLP for the fiscal year ended October 31, 2009 for professional services other than audit fees and tax fees.
     The audit committee has determined that the provision of the services described above is compatible with maintaining the principal accountant’s independence from our Company.
     The audit committee’s charter provides that the committee will pre-approve all audit services and permitted non-audit services to be performed for the Company by its independent registered public accounting firm. The audit committee may delegate authority to pre-approve audit services, other than the audit of the Company’s annual financial statements, and permitted non-audit services to one or more committee members, provided that the decisions made pursuant to this delegated authority must be presented to the full committee at its next scheduled meeting for ratification. Pursuant to its charter, the committee has adopted procedures for the pre-approval of services by the Company’s independent registered public accounting firm. The committee will, on an annual basis, retain the independent registered public accounting firm and pre-approve the scope of all audit services and specified audit-related services. The chair of the committee or the full committee must pre-approve the firm’s review of any registration statements containing or incorporating by reference the firm’s audit report and the provision of any related consent and the preparation and delivery of any comfort letters. The committee has pre-approved the independent registered public accounting firm’s providing advice regarding isolated accounting and tax questions up to $25,000 per calendar quarter. Any other permitted non-audit services must be pre-approved by either the chair or the full audit committee, but if approved by the chair it will be reported to the full committee at the next meeting. In fiscal year 2009, 100 percent of the services provided to the Company by the independent registered public accounting firm were pre-approved in compliance with the policies described above.
Submitted by the Audit Committee:

Ashton J. Ryan, Jr.	Alden J. McDonald, Jr.	Ronald H. Patron	Michael O. Read

Director Compensation For Fiscal 2009
     The table below summarizes the compensation of our directors for our fiscal year ended October 31, 2009. Messrs. Crawford and Kitchen do not receive any additional compensation for service as directors.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Other		Total
Alden J. McDonald, Jr.	$126,650	$50,850	—		$177,500

James W. McFarland	121,650	50,850	—		172,500

Ronald H. Patron	126,650	50,850	—		177,500

Michael O. Read	126,650	50,850	—		177,500

Ashton J. Ryan, Jr.	126,650	50,850	—		177,500

Frank B. Stewart, Jr.	119,150	50,850	$2,894	(2)	172,894

(1)	Represents the amount recognized in fiscal 2009 for financial statement reporting purposes in accordance with FAS 123R for all compensation paid to our directors. Consists of 15,000 shares of Class A common stock granted to each independent director pursuant to the 2007 Stock Incentive Plan on November 18, 2008. Each recipient is required to retain all of these shares until he ceases to serve on the board. The grant date fair value of each of these awards computed in accordance with FAS 123R was $50,850. No amount was recognized in fiscal 2009 for financial statement purposes for any other stock awards granted to these directors in prior years.

(2)	Represents amounts the Company paid during fiscal 2009, with respect to amounts due in 2005 through 2007, on a life insurance policy insuring the life of Mr. Stewart for the benefit of his spouse. These payments were approved by the audit committee and the compensation committee.
Cash Compensation
     In fiscal 2009, the annual cash retainer for serving as a director was $60,000 per year. The annual cash retainer for serving on the audit committee was $12,500 and the annual cash retainer for serving on each of the compensation committee, corporate governance and nominating committee and investment committee was $10,000. The fiscal 2009 annual cash retainers for serving as chairman of the board, chairman of the audit committee and chairman of the compensation committee were $15,000, $10,000 and $7,500, respectively.
Stock Compensation
     On November 18, 2008, we issued 15,000 shares of Class A common stock to each non-employee director, the maximum permissible under the terms of the 2007 Stock Incentive Plan. For fiscal 2009, each non-employee director was to receive $85,000 worth of Class A common stock, which must be retained by the director for the entire period that he serves on our board of directors. On the date of grant, the 15,000 shares had a fair value of $50,850. The $34,150 difference between the desired equity compensation value of $85,000 and the value of the 15,000 shares awarded was paid to each non-employee director in cash.

Director Stock Ownership Policy
     In May 2006, the compensation committee adopted a policy requiring that each non-employee director own common stock of the Company with a value equal to at least five times the amount of the annual cash retainer no later than five years following adoption of the policy. New board members must comply with this policy five years after joining the board. Once a non-employee director has achieved the target level of stock ownership, the director should maintain at least that level of ownership for the duration of his or her service as a non-employee director. As of October 31, 2009 Messrs. Stewart, McFarland, Patron and Read were already in compliance with the policy.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Introduction
     This Compensation Discussion and Analysis is designed to provide shareholders with an understanding of our compensation philosophy and objectives as well as the analysis that we performed in setting executive compensation. It discusses the compensation committee’s determination of how and why, in addition to what, compensation actions were taken for the executive officers who are identified in the Summary Compensation Table below (the “Named Executive Officers”). For fiscal 2009, our Named Executive Officers are:
•	Thomas J. Crawford, our President and Chief Executive Officer;

•	Thomas M. Kitchen, our Senior Executive Vice President and Chief Financial Officer;

•	Lawrence B. Hawkins, an Executive Vice President of the Company and President of our subsidiary, Investors Trust, Inc.;

•	G. Kenneth Stephens, Jr., our Senior Vice President of Sales; and

•	Kenneth G. Myers, Jr., our Senior Vice President of Operations.
Executive Compensation Philosophy and Objectives
     The compensation committee is committed to and responsible for designing, implementing, and administering a compensation program for executive officers that ensures appropriate linkage among pay, Company performance, and results for shareholders. The committee seeks to increase shareholder value by rewarding performance with cost-effective compensation and ensuring that we can attract and retain the best executive talent available through adherence to the following core compensation objectives:
•	providing compensation commensurate with the level of success achieved;

•	providing a total compensation opportunity that is competitive with similar size, general industry companies and death care industry companies with which we compete for talent;

•	managing fixed costs by combining a more conservative approach to base salaries and benefits with more emphasis on performance-dependent short- and long-term incentives;

•	recognizing and rewarding the achievement of corporate performance goals as well as individual performance; and

•	aligning the interests of executives with those of our shareholders by emphasizing long-term, performance-dependent incentives.
     Consistent with our pay-for-performance philosophy and because executive officers are in a position to directly influence the overall performance of the Company, a significant portion of executive compensation is delivered in the form of performance-dependent annual and long-term incentive programs. The level of performance-dependent compensation may vary for each executive based on level of responsibility, market practices, and internal equity considerations. However, the committee’s general goal is that approximately 50 to 70 percent of total potential compensation be performance dependent, depending upon the level of responsibility of the executive.

Role of Compensation Consultant
     The compensation committee last engaged a compensation consultant in 2007. However, our current executive compensation program bears the imprint of previous guidance received from Towers Watson, an independent consulting firm that the committee has engaged from time to time. Towers Watson has rendered the following services to the compensation committee over the past five years:
•	a comprehensive review of our executive compensation program as a whole, last performed in 2004;

•	the re-evaluation of the compensation of executive officers affected by a corporate restructuring in fiscal 2005; and

•	the provision of compensation data in connection with our search for and subsequent hiring of Mr. Crawford to serve as our new Chief Executive Officer in fiscal 2007.
     The committee has maintained its overall executive compensation approach after considering data provided by Towers Watson in earlier years.
The Process of Setting Compensation
     In setting fiscal 2009 compensation, the committee considered the 2008 compensation program for the executive officers. The committee’s analysis of and satisfaction with the fiscal 2008 compensation mix and levels led to its conclusion to generally maintain a similar pay mix and potential compensation levels for fiscal 2009, with limited exceptions as detailed below.
     When making compensation decisions for individual executive officers, the committee considers many factors, including:
•	the individual’s role and responsibilities, performance, tenure, and experience;

•	the performance of the Company overall;

•	the recommendations of board members, and of the Chief Executive Officer and Chief Financial Officer for other executive officers;

•	the individual’s historical compensation, equity holdings, realized gains on past equity grants, and vested retirement benefits;

•	comparisons to other executive officers of our Company; and

•	in previous years, market survey data.
     The analysis used for each of the different elements of compensation is described below under “Compensation Components.”
Evaluating Individual Performance
     The committee evaluates the performance of each Named Executive Officer on an annual basis following the close of each fiscal year. Although this performance evaluation is most closely connected to the qualitative portion of the officer’s annual incentive award, the committee considers individual performance in evaluating the appropriateness of the officer’s base salary specifically and compensation package as a whole.
     The committee seeks the advice of the Chief Executive Officer and board committee chairmen, as appropriate, in connection with the performance evaluation and compensation decisions for the other Named Executive Officers. The Chief Financial Officer is also involved in the performance evaluation of Mr. Hawkins.

     The committee consults with the other independent directors regarding the performance of the Chief Executive Officer and asks each board member to complete a written evaluation of the Chief Executive Officer’s performance for the fiscal year. The Chief Executive Officer is not present when the committee meets to evaluate his performance and determine his compensation.
The Total Compensation Package
Elements of the Total Compensation Package – The key elements of the compensation program for our executive officers are:
•	base salary;

•	annual incentive award opportunity;

•	long-term stock incentive awards;

•	retirement benefits; and

•	change of control and termination benefits.
     Each component is discussed in detail below under “Compensation Components.”
Employment Agreements – Historically, our Company entered into employment agreements with all executive officers. In fiscal 2006, the compensation committee determined that it was no longer necessary to provide employment agreements in order to retain executive talent and decided not to renew those agreements that were expiring. Pursuant to that policy, Messrs. Hawkins and Stephens were not offered new contracts when their existing employment and change of control agreements expired on October 31, 2006. Mr. Myers, who joined the Company in 2006, has never had an employment agreement.
     However, we currently have employment agreements with our Chief Executive Officer and Chief Financial Officer for the reasons discussed below.
     Agreement with Mr. Crawford – In fiscal 2007, we conducted an extensive search for a new Chief Executive Officer and were successful in recruiting Mr. Crawford to join our Company. We believed that it was essential to our ability to hire Mr. Crawford that we provide him with an employment agreement setting out our compensation arrangements with him. Of particular importance to our success in attracting a new Chief Executive Officer was our agreement to provide severance benefits in the event employment was terminated without cause or with good reason.
     Therefore, we entered into a three and a half-year employment agreement in 2007 with Mr. Crawford as our Chief Executive Officer. The terms of his agreement, as amended in fiscal 2008, are described in “Executive Compensation – Employment Agreements.”
     Agreement with Mr. Kitchen – When Mr. Kitchen joined the Company as Chief Financial Officer in December 2004, we had employment agreements in effect with all of our executive officers and we entered into an agreement with him at that time.
     From June 30, 2006 to March 31, 2007, Mr. Kitchen served as our acting Chief Executive Officer in addition to his role as our Chief Financial Officer. During that period, we entered into an amended agreement with Mr. Kitchen to reflect his additional responsibilities. The amended agreement provided him additional compensation and enhanced annual incentive potential for the period during which he served in the dual capacity.
     Following Mr. Crawford’s appointment to Chief Executive Officer, we entered into a new employment agreement with Mr. Kitchen to encourage him to remain with our Company. The terms of his agreement, as amended in fiscal 2008, are described in “Executive Compensation – Employment Agreements.”

Compensation Components
Base Salary
     Design – Our philosophy has traditionally been that base salaries should meet the objectives of attracting and retaining the executive officers needed to successfully manage the business. More recently, the committee has sought to allocate more compensation to the performance-dependent elements of the total compensation package, and therefore has tied eligibility for salary increases to improvements in individual performance.
     Results – After reviewing fiscal 2008 base salaries and consistent with our philosophy of placing greater emphasis on performance-driven compensation components, the committee made no changes to the salaries of Messrs. Crawford, Kitchen, or Stephens in fiscal 2009. Mr. Hawkins’ and Mr. Myers’ salaries were adjusted as discussed below.
     In fiscal 2008, Mr. Hawkins’ annual salary had been raised to $500,000 in recognition of, among other factors, compensation levels provided to independent portfolio managers of portfolios similar in size to Investors Trust, Inc., our subsidiary managed by Mr. Hawkins. However, due to the reduction in total market value of the trust funds under his management, the committee decided in fiscal 2009 to reduce his base salary to $400,000.
     When Mr. Myers was promoted to Senior Vice President of Operations in June 2008, he received a pay increase from $215,000 to $300,000. After reviewing a performance evaluation of Mr. Myers completed in mid-fiscal 2009, the committee raised Mr. Myers’ salary to $350,000, based on his accomplishments in the areas of successful implementation of a new business system throughout the Company, the integration of all operations under one management, the implementation of online obituaries and tributes, and his involvement in and consolidation of corporate training resources. After this increase, Mr. Myers’ base salary was identical to that of Mr. Stephens.
Annual Incentive Award
     Design – The annual incentive plan is designed to align executive officer pay with Company performance based on the achievement of pre-established corporate performance objectives for the Named Executive Officers. The annual incentive also contains a qualitative individual performance component, the amount of which is partially tied to corporate performance. Our annual incentive plan does not contemplate discretion by the committee to increase the quantitative portion of the award, although certain pre-established adjustments are permitted.
     The annual award potential for superior performance for each Named Executive Officer can be a substantial portion of total compensation. In fiscal 2007, the committee reviewed data from Towers Watson which indicated that the maximum bonus opportunity for some of our Named Executive Officers was higher than the median level for comparable executive positions at companies of similar size. Taking that fact into consideration, as well as changes in the responsibilities of Mr. Stephens in connection with his change in position as part of the fiscal 2009 reorganization, Messrs. Hawkins, Stephens, and Myers each had their bonus opportunity reduced from 130% to 100% of salary during fiscal 2009, in order to provide equitable incentive opportunities for these three officers with similar levels of responsibility.
     The bonus opportunities under our annual incentive plan for each Named Executive Officer for fiscal 2009 were as follows:
Annual Incentive Bonus Opportunity as a Percentage of Base Salary

Named Executive Officer	Threshold 1	Threshold 2	Target	Maximum
Thomas J. Crawford	16%	32%	80%	160%
Thomas M. Kitchen	14%	28%	70%	140%
Lawrence B. Hawkins (1)	12%	23%	57%	113%
G. Kenneth Stephens, Jr. (1)	11%	22%	56%	111%
Kenneth G. Myers, Jr. (1)	11%	22%	55%	110%

(1)	The bonus opportunities of these officers are a blended rate based on a maximum of 130% of salary in effect at the beginning of fiscal 2009 and an amended maximum of 100% of salary, which took effect on March 14, 2009.

     Traditionally, the annual incentive plan has had a threshold bonus opportunity equal to 40 percent of the target opportunity, with the maximum opportunity equal to 200 percent of the target opportunity. Given the uncertain economic climate and projected recessionary conditions at the time the committee set the 2009 annual incentive plan targets, the committee added another, lower “threshold” tier to its corporate performance goals in order to provide positive incentives for management to continue to focus on earnings and cash flow during a recessionary period. Thus, the first threshold is equal to 20% of the target bonus opportunity, the second threshold is equal to 40% of the target bonus opportunity, and the maximum is equal to 200% of the target opportunity. Results that fall between the threshold, target, and maximum levels are pro-rated.
     When setting the performance criteria and targets for the annual incentive plan, the committee receives input from the Chief Executive Officer and the Chief Financial Officer and reviews the approved operating plan for the upcoming fiscal year. The committee meets with the Chief Executive Officer and Chief Financial Officer to review and discuss extensively the various quantitative performance metrics and the probabilities and risks in achieving these metrics, and then meets in executive session to make its final decisions.
     The committee uses the following factors, among others, in determining the annual performance criteria and target performance levels: prior recommendations from the independent consultant; analysts’ forecasts; an analysis of the financial measures where the committee wants to focus executive attention and effort; Company, subsidiary, and individual performance in the prior fiscal year; and the Company’s budget and range of projections for the upcoming fiscal year.
     For fiscal 2009, the corporate, subsidiary, and individual performance portions for each Named Executive Officer were set as follows:
Percentage Allocation of Performance Criteria to Annual Incentive Plan Participants

			Subsidiary
	Corporate Performance Criteria		Performance/
		Free Cash	Other Corporate	Individual
Named Executive Officer	EPS	Flow	Objectives	Performance
Thomas J. Crawford	45%	35%	—	20%
Thomas M. Kitchen	45%	35%	—	20%
Lawrence B. Hawkins	10%	10%	60%	20%
G. Kenneth Stephens, Jr.	10%	10%	60%	20%
Kenneth G. Myers, Jr.	10%	10%	60%	20%
     The committee continues to use a framework similar to the one originally recommended by Towers Watson for setting the threshold, target, and maximum performance levels. As discussed above, each year the committee reviews the annual incentive plan framework and makes adjustments and improvements as it deems necessary, taking into account the views of management as well as published materials addressing executive compensation best practices.
     In setting the actual performance targets, the committee considers prior years’ results, current market conditions, and ongoing strategic initiatives. The committee’s goal is that the first threshold level should be achievable with a probability of 90 percent, while the second threshold level should be achievable with a probability of 80 percent. The committee’s goal is that the probability of achievement of the target level be approximately 40-50 percent, while the maximum level should have a very low probability of achievement, approximately 10 percent. With the exception of the first threshold (which the committee first used in fiscal 2009), these percentage probabilities are consistent with the committee’s historic practice.
     Each of the corporate or subsidiary performance metrics is evaluated separately and independently from the others. The individual performance metrics are evaluated independently, but are also dependent upon the level of achievement of the corporate objectives, as discussed in greater detail below.
          Corporate Performance — For fiscal 2009, the corporate performance portion of the annual incentive for each of the Named Executive Officers includes two measures — consolidated diluted earnings per share and free cash flow. The committee believes that these two measures are key drivers of long-term shareholder value. The use of free cash flow as a performance measure tracks the Company’s strategic goal to generate cash to allow for investment in other opportunities, products, and services. Free cash flow is defined as net cash provided by operating activities less maintenance capital expenditures.

     At the beginning of the fiscal year, the committee considers and approves as adjustments to the annual incentive certain unusual items that would not be included in the Company’s budget, as those items are deemed to be outside the control of the executives. After the close of the fiscal year but before determining whether the performance criteria have been met, the committee adjusts the Company’s financial performance results, if necessary, to reflect those previously approved adjustments.
     The corporate performance goals for fiscal 2009 were as follows:

Performance Criteria	Threshold 1	Threshold 2	Target	Maximum
Earnings per share	$0.30	$0.34	$0.38	$0.44
Free cash flow	$27 million	$30 million	$38 million	$46 million
     Setting the free cash flow targets with the desired probabilities has proven difficult due to unexpected items that impact free cash flow from year to year, but which are not among the pre-approved items that result in adjustments to actual results for purposes of the calculation of the annual incentive. For example, in 2008 and earlier fiscal years, tax refunds and premiums paid for the early extinguishment of debt have affected free cash flow levels.
     Subsidiary Performance / Other Corporate Objectives — The annual incentives of Messrs. Hawkins, Stephens, and Myers include additional financial performance criteria in order to align the incentive substantially with the particular performance objectives most closely related to that executive’s particular role at the Company.
     For each of Mr. Stephens and Mr. Myers, a maximum of 60 percent of potential annual incentive is based upon four additional corporate financial performance metrics. These metrics include revenue, gross profit, preneed property sales, and preneed funeral sales, and are weighted differently for each executive to reflect his particular focus on operations or sales. A method similar to the one described above for corporate performance goals is used to set the threshold, target, and maximum values for each additional performance metric. The target values generally are related to an aggressive budget, and the threshold and maximum values are set at least conceptually with approximate probabilities of 80 percent and 10 percent achievement, respectively.
     The additional business objectives and their relative weightings for Mr. Stephens and Mr. Myers are as follows:

	Weighting of Criteria in
	Other Corporate Objectives		Performance Targets
Performance Criteria	G. Kenneth Stephens, Jr.	Kenneth G. Myers, Jr.	Threshold	Target	Maximum
Revenue	5%	15%	Achieve 90% of revenue plan	Achieve 95% of revenue plan	Achieve 100% of revenue plan

Gross profit	15%	30%	Achieve 90% of gross profit plan	Achieve 95% of gross profit plan	Achieve 100% of gross profit plan

Preneed property sales	30%	10%	Achieve 80% of property sales plan	Achieve 90% of property sales plan	Achieve 100% of property sales plan

Preneed funeral sales (PNFS)	10%	5%	Achieve 80% of PNFS plan	Achieve 90% of PNFS plan	Achieve 100% of PNFS plan

Total	60%	60%
     For Mr. Hawkins, a maximum of 60 percent of his potential annual incentive is based upon the performance of the investment portfolios that he manages through Investors Trust, Inc., a subsidiary of the Company. The three portfolios under his management consist of a preneed funeral and merchandise portfolio, a perpetual care portfolio where state law permits capital gains to be withdrawn, and a perpetual care portfolio where state law prohibits the withdrawal of capital gains.

     This portion of Mr. Hawkins’ incentive is determined by comparing the actual return of each portfolio against three measures: the one- and two-year performance of that portfolio relative to a custom index of relative market indices, weighted according to the actual asset allocation of the portfolio, and a target annual return as established in advance by the investment committee of our board. For fiscal 2009, the target return for the preneed funeral and merchandise portfolio was 6.5 percent. The target returns for fiscal 2009 for the perpetual care portfolios, which are more concentrated in fixed income securities, were 6.5 percent for the portfolio that may withdraw capital gains and 5.5 percent for the portfolio that may not.
     The investment committee retains an independent consultant to evaluate overall performance and the performance of each portfolio. The consultant supplies the market indices with analyses of the performance of each portfolio to the investment committee, and the compensation committee uses this data to determine the extent of Mr. Hawkins’ award for the current fiscal year as well as to design the performance metrics and targets for Mr. Hawkins for the upcoming fiscal year. The following investment performance targets apply to Mr. Hawkins’ annual award for fiscal 2009:
Portfolio Performance Compared to One- and Two-Year Returns of Custom Index and Target Return

	Threshold	Target	Maximum
Preneed funeral and merchandise portfolio	50 basis points below	25 basis points above	100 basis points above
Perpetual care with gains portfolio	50 basis points below	25 basis points above	100 basis points above
Perpetual care without gains portfolio	50 basis points below	12.5 basis points above	50 basis points above
          Individual Performance — Each fiscal year, the committee provides the Named Executive Officer with the factors and objectives that will be generally considered in determining the individual performance portion of his annual incentive. The factors for fiscal 2009 are described below under “Results — Individual Performance.” The committee then uses its discretion in a subjective qualitative evaluation of individual performance, taking into consideration input from other board members and certain executive officers as described above in “Evaluating Individual Performance.”
     In addition, for the first time in fiscal 2009, the committee tied the amount a Named Executive Officer is eligible to receive for individual performance to achievement of corporate performance as follows:

To be eligible for an individual
performance portion of:	The required corporate criteria achievement is:
100%	EPS of $0.34 and Free Cash Flow of $30 million
75%	EPS of $0.30 or Free Cash Flow of $27 million
50%	None
     Under this framework, a Named Executive Officer may earn no more than 50% of the maximum individual performance award component if these corporate performance criteria were not met. The committee believes that the use of this linkage reinforces the relationship between individual and corporate performance.

Results
Calculation of FY 2009 Incentive Award for each Named Executive Officer

			Subsidiary
	Corporate Performance		Performance/
	Criteria		Other Corporate	Individual	Incentive
Named Executive Officer	EPS	Free Cash Flow	Objectives	Performance	Award Total

Thomas J. Crawford	$252,720	$336,000	n/a	$77,280	$666,000
Thomas M. Kitchen	147,420	196,000	n/a	100,800	444,220
Lawrence B. Hawkins	28,729	49,110	$198,789	83,486	360,114
G. Kenneth Stephens, Jr.	22,713	38,826	27,841	66,004	155,384
Kenneth G. Myers, Jr.	20,206	34,540	12,384	62,172	129,301
     The compensation committee has discretion to pay the annual incentive in cash or Class A common stock. For fiscal 2009, the committee decided to pay in cash after considering each officer’s progress toward compliance with the executive stock ownership guidelines (discussed under “Long-Term Stock Incentive Awards — Stock Ownership Guidelines”) and that a significant portion of total potential compensation is currently equity-based.
          Corporate Performance — Company performance in fiscal 2009 generated an annual incentive plan payout based on both earnings per share and free cash flow. With regard to earnings per share, the actual result was $0.39 of adjusted diluted earnings per share, exceeding the target of $0.38 but not reaching the maximum of $0.44. The Company’s adjusted free cash flow for fiscal 2009 was $73.5 million, substantially exceeding the maximum payout level of $46 million. Changes that we made to our tax accounting policies resulting in tax refunds and reductions in fiscal 2009 tax payments contributed to our strong free cash flow results.
     These corporate performance measures — earnings per share and free cash flow — were adjusted to account for payments and receipts in fiscal year 2009 related to Hurricanes Katrina and Ike and to changes in tax accounting policies. However, the corporate performance goals were met regardless of these adjustments. The net earnings after income taxes of $35.7 million as reported in our annual report on Form 10-K was adjusted upward by $246,000 to account for net after-tax hurricane-related charges. This adjustment had the effect of increasing the $0.3876 diluted earnings per share to $0.3902 diluted earnings per share for our annual incentive plan. During fiscal 2009 we received approximately $32 million of cash flow primarily related to our tax planning strategies, resulting in $20 million in tax refunds and $12 million in tax payments that we did not have to make. Additionally, free cash flow of $71.8 million was adjusted to include $1.7 million of cash outflows related to Hurricanes Katrina and Ike, which resulted in adjusted free cash flow of $73.5 million for annual incentive purposes.
          Subsidiary Performance/Other Corporate Objectives
     For Messrs. Stephens and Myers, none of the additional corporate performance targets for revenue, gross profit, or preneed property sales were met. Therefore, neither earned an annual incentive payment on the basis of those objectives. However, the Company did achieve between 90 and 100 percent of the preneed funeral sales plan, resulting in an annual incentive payment to Mr. Myers of $12,384 and to Mr. Stephens of $27,841.
     Mr. Hawkins earned $198,789 toward his total bonus for the performance of the portfolios that he manages through Investors Trust, Inc. Mr. Hawkins exceeded the one-year and two-year performance target levels as compared to a custom index of actual returns for similar asset allocations for all three portfolios, exceeding the maximum target performance level for two of the portfolios (perpetual care with gains and perpetual care without gains).
          Individual Performance
     For fiscal 2009, Mr. Crawford was asked to focus his efforts in the areas of generating revenue from non-traditional sources, streamlining the organizational structure, and implementing a strategic management process. The committee awarded Mr. Crawford $77,280 for his individual performance during fiscal 2009 in these areas. The board also recognized his leadership and motivational skills, his efforts to restructure the organization, as well as his communication skills with those inside and outside the Company.

     Mr. Kitchen received $100,800 for the individual performance portion of the annual incentive in recognition of his achievement in these areas as established by the committee — his role in the successful implementation of a new business system now used throughout the Company, his operational guidance in the development and implementation of a new trust investment philosophy and strategy, and his leadership in optimizing the Company’s tax position. The committee cited in particular his key leadership in the Company repurchasing debt and the successful refinancing of the Company’s credit facility in the midst of a difficult credit market.
     For his qualitative portion of the annual incentive award in fiscal 2009, Mr. Hawkins earned $83,486 for his individual performance. The committee had asked Mr. Hawkins to focus primarily on development of a new trust investment philosophy and strategy. In setting Mr. Hawkins’ award, the committee noted his steady leadership in the early stages of implementing a new asset allocation model, his proactive review of portfolios, and his continued oversight of the option writing program. The committee also recognized the returns Mr. Hawkins was able to achieve in the face of considerable market volatility.
     Mr. Stephens earned $66,004 for his individual performance in fiscal 2009 based primarily upon his achievement in these areas as set by the committee: his successful implementation of new initiatives, his leadership in assuming responsibility for the entire sales team, the improvements in quality of sales personnel and the reduction in sales force turnover. The committee also noted his support for and flexibility in dealing with the implementation of a new business system for the entire Company.
     For fiscal 2009, Mr. Myers earned $62,172 for his individual performance in fiscal 2009 in the areas set by the committee. Those areas are Mr. Myers’ successful implementation of online obituaries and tributes, his focus on the continued implementation of the Best in Class initiative, his efforts at identifying and developing high potential employees, and his coordination and centralization of Company-wide training. The committee recognized his demonstration of teamwork and problem-solving capabilities as his role continued to evolve during the fiscal year. In addition, the committee awarded him a separate $10,000 bonus upon the successful implementation of a new business system now used throughout the Company.
Long-Term Stock Incentive Awards
     Process and Design — Our typical practice is to annually grant a combination of stock options and restricted stock to our executive officers as long-term incentives, thus substantially aligning executive compensation with the interests of the shareholders. The committee does not adhere to strict formulas or survey data in determining the specific mix of compensation elements.
     We believe that the use of stock options and restricted stock in tandem has certain advantages. Although its value may increase or decrease with changes in the stock price during the period before vesting, restricted stock will have value in the long term, encouraging retention of executives. By contrast, the entire compensation value of a stock option depends on future stock price appreciation. Accordingly, restricted stock can deliver significantly greater compensation value at grant than stock options, and can offer comparable grant date compensation value with fewer shares and less dilution for our shareholders.
     The committee determines grant size based on the level of responsibility of the executive officer. The committee’s intention is that approximately 50 percent of the Chief Executive Officer’s compensation and approximately 33 percent of the other Named Executive Officers’ total annual compensation be associated with stock value and appreciation, thereby aligning their long-term interests with those of our shareholders. The committee generally values proposed option grants based on a Black-Scholes valuation model and the restricted stock at the current market price.
     Typically, our grants of stock options and restricted stock have vested over three or four years in order to strengthen our ability to retain our management team. The fiscal 2009 equity award grants to our Named Executive Officers included performance vesting criteria to emphasize the at-risk nature of our equity compensation, a practice we began in 2007. We pay dividends currently on shares of restricted stock. In order to protect our executives from the loss of the opportunity to earn their stock-based compensation, all restrictions on restricted stock lapse and all options become immediately exercisable upon a change of control. Unvested stock options and unvested restricted stock are generally forfeited on termination of employment for any reason, and vested stock options generally expire within one year in the event of death, disability, retirement at age 65, early retirement with approval of our board of directors or termination other than for cause after completing fifteen years of service. Vested options expire thirty days following termination for any other reason.

     Grants of restricted stock and stock options are considered annually during the Company’s first fiscal quarter. Grants may also be made at other times in connection with new hires or promotions. We price options at the grant date and do not grant options or other equity awards retroactively. In addition, we do not purposely schedule option awards or other equity grants prior to the disclosure of favorable information or after the announcement of unfavorable information. Options are granted at fair market value on the date of grant or as of a future specified date, for example, for a new executive officer joining the Company on a future date.
     Results — On January 5, 2009, our compensation committee made grants of stock options and market based restricted stock to the Named Executive Officers as detailed on the “Grants of Plan-Based Awards” table. For each Named Executive Officer, approximately 56 percent of the total long-term incentive value granted was in restricted stock and 44 percent, based on a Black-Scholes valuation model, was in options. As options are, by their nature, performance-based, the options granted to the Named Executive Officers will vest 25% over four years and expire in seven years.
     While restricted stock also has a performance aspect in that the value increases with increases in the stock price, in 2009, the committee aligned the vesting of the restricted stock to the achievement of challenging performance goals associated with stock price. Each restricted stock grant will vest at fiscal year end if certain stock price targets are met or exceeded: one-third of the shares would have vested on October 31, 2009, if the closing price per share of our Class A common stock equaled or exceeded $6 per share for 20 consecutive trading days during fiscal 2009; to the extent not previously vested on October 31, 2009, two-thirds will vest on October 31, 2010, if the closing price equals or exceeds $7 per share for 20 consecutive trading days during fiscal 2010; to the extent not previously vested on October 31, 2009 or October 31, 2010, all of the shares will vest on October 31, 2011, if the closing price equals or exceeds $8 per share for 20 consecutive trading days during fiscal 2011. To the extent not already vested, all shares of restricted stock will vest on October 31, 2011, if the closing price equals or exceeds $8 per share for 20 consecutive trading days at any time after grant and on or before October 31, 2011. Our stock price was $3.09 on the date of grant. The initial stock price target of $6.00 was 94% above the $3.09 grant price and an extremely aggressive target for fiscal 2009. However, the committee believed that the stock price was unusually low at the time of grant due to market conditions. The $6.00 per share target price was not met during fiscal 2009, so no Named Executive Officer’s shares of restricted stock granted in fiscal 2009 have yet vested.
     Stock Ownership Guidelines — The compensation committee has adopted stock ownership guidelines for executive officers in order to further encourage stock ownership by requiring a minimum value of stock ownership. In December 2009, the committee revised the guidelines to increase the ownership requirements and broaden the guidelines’ coverage to all executive officers with an annual base salary in excess of $250,000. The guidelines currently are as follows:

Value of Stock Ownership
Title/Function	as Multiple of Salary
Chief Executive Officer	4x

All other Executive Officers with an annual base salary in excess of $250,000	3x
     Unvested restricted stock counts toward stock ownership under the policy. The committee reviews compliance with the policy annually. As of October 31, 2009, only Messrs. Crawford and Kitchen were in compliance with the policy. The remaining covered executives have until January 8, 2012 to achieve compliance. The policy prohibits the sale of vested restricted stock when an executive is not in compliance with the guidelines, except in hardship situations approved by the compensation committee. In the event of continued non-compliance with the stock ownership policy, the committee may exercise its discretion to pay any annual incentive award due the executive officer as equity compensation rather than in cash, in whole or in part.

Enactment of Clawback Policy
     In fiscal 2010, the committee as well as the board of directors approved a written Compensation Recovery Policy (the “Clawback Policy”). The Clawback Policy applies to each of the Named Executive Officers as well as certain other officers of the Company, and permits the recovery of incentive compensation paid an officer if: (1) following enactment of the policy, incentive compensation, bonuses, or equity awards were paid or vested based on materially inaccurate financial statements or any other materially inaccurate performance criteria and (2) that officer engaged in intentional misconduct resulting in the achievement of performance targets that otherwise would have not been achieved. The Board, considering the best interests of shareholders, has the discretion to determine whether any such recovery should be pursued.
Retirement Benefits
     In addition to the Company’s 401(k) plan, which is generally available to all employees, we provide a Supplemental Retirement and Deferred Compensation Plan (the “Deferred Compensation Plan”) and a Supplemental Executive Retirement Plan (the “SERP”) for our Named Executive Officers. These plans are described in detail below under the headings “Pension Benefits” and “Nonqualified Deferred Compensation for Fiscal 2009.” These plans were initially adopted in 1995 and 2002, respectively. The Deferred Compensation Plan is designed to allow the Named Executive Officers to defer compensation and receive matching Company contributions that they are precluded from receiving under the 401(k) plan due to the compensation and benefits limits in the Internal Revenue Code. The SERP is intended to provide retirement benefits as a reward for continued service and to provide an additional incentive to attract and retain executives. By the terms of the SERP, receipt of such benefits requires the participant’s continued compliance with a non-compete clause, which limits the risk to the Company that an executive will compete after leaving employment with us.
Change of Control and Termination Benefits
     In their employment agreements, we provide two years of base salary and an “Average Bonus” for the year of termination to Messrs. Crawford and Kitchen if their employment is terminated without cause or with good reason within two years after a change of control. The Average Bonus is equal to the average bonus paid to the officer for the last three completed fiscal years prior to the change of control, or in the case of Mr. Crawford, who has not yet been employed by the Company for three full fiscal years, the average bonuses paid since employment began, annualized if a bonus was for a partial year. If termination occurs during a fiscal year, the Average Bonus will be reduced pro rata to reflect the portion of the fiscal year for which the officer was employed. Messrs. Crawford and Kitchen are also guaranteed the Average Bonus for the two fiscal years ending after the change of control if they continue to be employed.
     The Company has a Retention Plan for key employees which is designed to encourage the continued employment of key management personnel in the event of an impending change of control of the Company and to alleviate concerns about the possible loss of employment upon a change of control. Messrs. Hawkins, Stephens, and Myers are participants in the Retention Plan; Messrs. Crawford and Kitchen will also participate in the Retention Plan if it provides them with benefits that are more favorable than the benefits provided through their employment agreements.
     The Retention Plan provides that if a change of control occurs, employment of a participant will continue through the first anniversary of the change of control on equivalent terms, including a guaranteed annual cash bonus for the fiscal year ending during this period in an amount at least equal to the Average Bonus.
     If during this one-year period the Company terminates the participant’s employment without cause or the participant terminates employment for good reason, then the participant will receive a cash payment equal to the sum of one year of base salary plus the Average Bonus. In addition, for a period of twelve months following termination, the Company will continue to provide the participant with health and dental insurance at terms no less favorable than those in effect immediately preceding the change of control.
     Our equity plans also provide for accelerated vesting upon a change of control, and we provide accelerated vesting of certain retirement benefits to our Named Executive Officers, as described below in “Potential Payments upon Termination or Change of Control.” These change of control provisions are intended to provide our officers with sufficient incentive to stay with the Company in the event of a change of control and provide them with some measure of financial security.

     We believe that these change of control protections preserve morale and productivity and encourage retention in the face of the potential disruptive impact of an actual or potential change of control of the Company. Our change of control policies ensure that the interests of our executives will be materially consistent with the interests of our shareholders when considering corporate transactions.
     Messrs. Crawford and Kitchen also are entitled to one year’s base salary if employment is terminated without cause or if they resign with good reason outside of a change of control. The termination of employment provisions of Mr. Crawford’s employment agreement were designed to provide a fixed amount of compensation that would offset the potential risk of leaving his prior employer to join our Company. Mr. Kitchen was offered a similar benefit in his employment agreement to encourage him to continue with our Company. Each has also agreed to non-competition restrictions for two years after termination.
Other Compensation
     We provide our Named Executive Officers other than Mr. Myers with an auto allowance and $5,000 annual payment toward the officer’s portion of health insurance premiums. We also reimburse the Named Executive Officers except for Mr. Myers for memberships in social clubs on a case-by-case basis if we deem appropriate to support business objectives. In addition, we have reimbursed executives for the travel and entertainment of their spouses in attending business functions to encourage spousal attendance. We consider these perquisites to be reasonable.
Section 162(m) of the Internal Revenue Code
     Section 162(m) of the Internal Revenue Code of 1986, as amended, prohibits us from deducting more than $1 million in compensation paid to certain executive officers in a single year. An exception to the $1 million limit is provided for “performance-based compensation” that meets certain requirements, including approval by the shareholders. Options granted under our incentive compensation plans are structured to qualify as “performance-based compensation” and will be excluded in calculating the $1 million limit under Section 162(m). In order that the quantitative portion of our annual cash incentive awards may qualify as “performance-based” under Section 162(m) and be fully deductible, the annual incentive awards for fiscal 2009 were paid to our Named Executive Officers under the Executive Officer Annual Incentive Plan previously approved by shareholders. Our compensation committee intends to monitor compensation levels and the deduction limitation.
     The committee’s policy is to structure compensation that will be fully deductible where doing so will further the purposes of our executive compensation programs. The committee also considers it important to retain flexibility to design compensation programs that recognize a full range of criteria important to our success, even where compensation payable under the programs may not be fully deductible.
     Compensation Committee Report
     The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement on Schedule 14A.
     Submitted by the Compensation Committee:
     James W. McFarland                       Alden J. McDonald, Jr.                       Michael O. Read
     Compensation Committee Interlocks and Insider Participation
     During the last fiscal year, James W. McFarland, Alden J. McDonald, Jr. and Michael O. Read served on the compensation committee. No member served as an officer or employee of our Company or any of our subsidiaries prior to or while serving on the compensation committee. None of our executive officers served during the last fiscal year on the board of directors or on the compensation committee of another entity, one of whose executive officers served on our board of directors or on our compensation committee.

Summary Compensation Table
     The following table presents information regarding the total compensation for fiscal years 2009, 2008 and 2007, as applicable, for our Named Executive Officers.
Summary Compensation Table

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
Name and				Stock	Option	Incentive Plan	Compensation	All Other
Principal		Salary	Bonus	Awards(1)	Awards(2)	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)	($)	($)	($)(3)	($)(4)	($)(5)	($)
Thomas J. Crawford	2009	$600,000	—	$363,695	$247,402	$666,000	$444,737	$78,722	$2,400,556
President and Chief	2008	600,000	—	418,628	449,811	374,400	426,493	84,062	2,353,394
Executive Officer(6)	2007	346,154	—	267,032	263,725	561,238	—	33,359	1,471,508

Thomas M. Kitchen	2009	400,000	—	173,214	115,032	444,220	366,330	51,390	1,550,186
Senior Executive Vice	2008	400,000	—	192,191	202,075	246,400	54,993	69,602	1,165,261
President and Chief Financial Officer(7)	2007	478,615	—	127,139	470,659	710,684	300,766	59,434	2,147,297

Lawrence B. Hawkins	2009	436,540	—	48,372	94,248	360,114	194,096	35,545	1,168,915
Executive Vice	2008	500,000	—	42,512	142,349	158,772	1,865	39,577	885,075
President and President, Investors Trust, Inc.	2007	395,193	—	42,753	104,746	234,423	593,353	51,488	1,421,956

G. Kenneth Stephens, Jr.	2009	350,000	—	48,372	94,248	155,384	219,828	54,438	922,270
Senior Vice President of	2008	350,000	—	42,512	142,349	330,785	15,305	46,580	927,531
Sales	2007	336,538	—	42,753	104,746	305,817	60,663	54,801	905,318

Kenneth G. Myers, Jr. Senior Vice President of Operations(8)	2009	312,500	$10,000	10,809	25,653	129,301	83,809	12,836	584,908

(1)	Reflects the amount recognized in fiscal years 2009, 2008 and 2007, respectively, for financial statement reporting purposes in accordance with FAS 123R for restricted stock granted during and prior to fiscal years 2009, 2008 and 2007, respectively, except that estimates of forfeitures related to service-based vesting conditions have been disregarded. Assumptions used in the calculation of these amounts are included in Note 19 to our audited financial statements for the fiscal years ended October 31, 2009 and 2008 and Note 18 to our audited financial statements for the fiscal year ended October 31, 2007 included in our Forms 10-K. There were no forfeitures during fiscal years 2009, 2008 and 2007 for the Named Executive Officers. The actual value realized by the Named Executive Officers with respect to stock awards will depend on the market value of our common stock on the date the stock is sold or vests.

(2)	Reflects the amount recognized in fiscal years 2009, 2008 and 2007, respectively, for financial statement reporting purposes in accordance with FAS 123R for options granted during and prior to fiscal years 2009, 2008 and 2007, respectively, except that estimates of forfeitures related to service-based vesting conditions have been disregarded. Assumptions used in the calculation of these amounts are included in Note 19 to our audited financial statements for the fiscal years ended October 31, 2009 and 2008 and Note 18 to our audited financial statements for the fiscal year ended October 31, 2007 included in our Forms 10-K. There were no forfeitures during fiscal years 2009, 2008 and 2007 for the Named Executive Officers. The actual value of the option awards will depend on the difference between the market value of our common stock on the date the stock option is exercised and the exercise price.

(3)	As described in the “Compensation Discussion and Analysis” section above, these amounts are the annual incentive bonuses paid to the Named Executive Officers based on the performance of the Company and the individual executive relative to pre-established quantitative objectives for the fiscal year and an evaluation of qualitative factors.

(4)	Represents the sum of (a) the change in the actuarial present value of the executive’s accumulated benefit under the SERP, and (b) interest earned in the executive’s account in the Deferred Compensation Plan that is considered to be at an above-market interest rate as compared to 120 percent of the federal long-term rate as prescribed under Section 1274(d) of the Internal Revenue Code. The interest rate paid on the accounts of the Deferred Compensation Plan participants for fiscal years 2009, 2008 and 2007 is equal to the Company’s weighted average cost of capital as of the end of each such fiscal year, which was 9.50 percent, 8.75 percent, and 8.91 percent, respectively. The amounts for each executive for fiscal years 2009, 2008 and 2007 are shown in the following table.

			Above-Market
		Change in Actuarial	Interest on
		Present Value of	Deferred
Name	Fiscal Year	SERP	Compensation Plan
Thomas J. Crawford	2009	$438,164	$6,573
	2008	425,811	682
	2007	—	—

Thomas M. Kitchen	2009	351,144	15,186
	2008	45,833	9,160
	2007	297,415	3,351

Lawrence B. Hawkins	2009	191,480	2,616
	2008	—	1,865
	2007	591,931	1,422

G. Kenneth Stephens, Jr.	2009	195,104	24,724
	2008	—	15,305
	2007	50,766	9,897

Kenneth G. Myers, Jr.	2009	83,735	74

(5)	Represents Company contributions to the 401(k) Plan and Deferred Compensation Plan, dividends paid on restricted stock and perquisites. No individual perquisite exceeded the greater of $25,000 or 10 percent of the total perquisites of any executive. Perquisites provided in fiscal years 2009, 2008 and 2007 were auto allowance and other auto-related expenses, club memberships and health and dental insurance premiums. Messrs. Crawford, Kitchen, Hawkins, Stephens and Myers received $30,540, $17,258, $5,401, $5,401 and $4,200, respectively, in dividends on restricted stock during fiscal 2009. Messrs. Crawford, Kitchen, Stephens and Myers received Company contributions to their Deferred Compensation Plan of $21,882, $6,558, $13,074 and $1,361, respectively, in fiscal 2009.

(6)	Mr. Crawford joined our Company as President and Chief Executive Officer on March 31, 2007.

(7)	Mr. Kitchen has served as Chief Financial Officer since December 2, 2004. Mr. Kitchen’s salary for each of fiscal 2008 and 2009 was less than in fiscal 2007, as from June 30, 2006 through March 31, 2007 he also served as acting Chief Executive Officer. When Mr. Crawford joined our company as President and Chief Executive Officer on March 31, 2007, Mr. Kitchen was named Senior Executive Vice President.

(8)	Mr. Myers was not a Named Executive Officer for fiscal years 2007 and 2008. Accordingly, compensation information for those years for Mr. Myers is not provided.

Employment Agreements
     We entered into a three and a half-year employment agreement with Mr. Crawford on February 20, 2007, prior to his joining the Company. Under the agreement, he receives an annual salary of $600,000 and participates in our annual incentive plan. Mr. Crawford will be entitled to one year’s base salary if his employment is terminated without cause or if he resigns with good reason and two years’ base salary if his employment is terminated without cause or if he resigns with good reason within two years after a change of control. All of his options and restricted stock vest upon a change of control. The agreement prohibits Mr. Crawford from competing with our Company for two years after termination of employment.
     On May 14, 2007, we entered into our current employment agreement with Mr. Kitchen with equivalent terms to Mr. Crawford’s, except that his annual salary is set at $400,000. Both agreements expire on October 31, 2010.
     On December 16, 2008, Messrs. Crawford’s and Kitchen’s employment agreements were amended to provide that for each fiscal year ending in the two-year period following a change of control during which entire fiscal year the officer remains employed, the officer is guaranteed to receive a bonus at least equal to the Average Bonus. If the officer is terminated during a fiscal year either at the time of the change of control or within two years thereafter, the officer would be entitled to be paid the Average Bonus, reduced pro rata to reflect the portion of the fiscal year for which the officer was employed. The Average Bonus is equal to the average bonus paid to the officer for the last three completed fiscal years prior to the change of control, or in the case of Mr. Crawford, who has not yet been employed by the Company for three full fiscal years, the average bonuses paid since employment began, annualized if a bonus was for a partial year.

Grants of Plan-Based Awards
     The following table sets forth information about the potential bonus payouts under annual incentive plan grants and equity grants to our Named Executive Officers during fiscal 2009.
Grants of Plan-Based Awards
During Fiscal 2009

					All Other Stock		All Other Option
		Estimated Future Payouts Under Non-Equity			Awards: Number of		Awards: Number of		Exercise or Base	Grant Date Fair
		Incentive Plan Awards(1)			Shares of Stock or		Securities		Price of Option	Value of Stock and
		Threshold	Target	Maximum	Units		Underlying Options		Awards	Option Awards
Name	Grant Date	($)(2)	($)	($)	(#)		(#)		($/Sh)	($)
Thomas J. Crawford	—	$96,000	$480,000	$960,000	—		—		—	—
	1/5/2009	—	—	—	50,000	(3)	—		—	$31,050
	1/5/2009	—	—	—	—		100,000	(3)	$3.09	79,810

Thomas M. Kitchen	—	56,000	280,000	560,000	—		—		—	—
	1/5/2009	—	—	—	40,000	(3)	—		—	24,840
	1/5/2009	—	—	—	—		80,000	(3)	3.09	63,848

Lawrence B. Hawkins	—	49,110	245,548	491,096	—		—		—	—
	1/5/2009	—	—	—	25,000	(3)	—		—	15,525
	1/5/2009	—	—	—	—		50,000	(3)	3.09	39,905

G. Kenneth Stephens, Jr.	—	38,826	194,130	388,260	—		—		—	—
	1/5/2009	—	—	—	25,000	(3)	—		—	15,525
	1/5/2009	—	—	—	—		50,000	(3)	3.09	39,905

Kenneth G. Myers, Jr.	—	34,540	172,699	345,397	—		—		—	—
	1/5/2009	—	—	—	30,000	(3)	—		—	18,630
	1/5/2009	—	—	—	—		60,000	(3)	3.09	47,886

(1)	“Estimated future payouts” refers to the potential payments, pursuant to the 2009 annual incentive plan, payable in fiscal 2010.

(2)	These amounts reflect the lower of the two threshold levels.

(3)	These awards were granted through our 2007 Stock Incentive Plan and are subject to vesting or performance criteria as described in “Compensation Discussion and Analysis” under the heading “Long-Term Stock Incentive Awards.”
     The amounts included above as Non-Equity Incentive Plan Awards are amounts that the Named Executive Officers were eligible to earn through our annual incentive plan based on 2009 performance. As described further in “Compensation Discussion and Analysis” above, our compensation committee set two threshold payout levels, a target level and a maximum level for fiscal 2009 for several different quantitative criteria for each executive. The first and second thresholds were equal to 20% and 40% of the target bonus opportunity, respectively, and the maximum was equal to 200% of the target opportunity. Results that fall between the thresholds, target, and maximum levels are pro-rated. The actual amounts paid for fiscal 2009 are provided in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column. The compensation committee has the discretion to determine whether the payments under the plan to the executive officers will be in cash or stock, or a combination, and for fiscal 2009 decided that the payment would be 100 percent cash.

Outstanding Equity Awards at Fiscal Year-End
     The following table sets forth certain information about outstanding option and restricted stock awards held by the Named Executive Officers at the end of fiscal 2009.
Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
	Number of	Number of
	Securities	Securities				Number of
	Underlying	Underlying				Shares or Units		Market Value of
	Unexercised	Unexercised				of Stock That		Shares or Units of
	Options	Options		Option Exercise	Option	Have Not		Stock That Have
	(#)	(#)		Price	Expiration	Vested		Not Vested(1)
Name	Exercisable	Unexercisable		($)	Date	(#)		($)
Thomas J. Crawford	—	—		—	—	33,000	(2)	$151,140
	—	—		—	—	80,000	(3)	366,400
	120,000	240,000	(3)	$8.06	3/31/2014	120,000	(4)	549,600
	—	100,000	(5)	$3.09	1/5/2016	50,000	(6)	229,000
Thomas M. Kitchen	186,800	—		$6.90	12/20/2011	16,500	(7)	75,570
	60,000	120,000	(3)	$7.37	5/14/2014	40,000	(3)	183,200
	—	—		—	—	60,000	(4)	274,800
	—	80,000	(5)	$3.09	1/5/2016	40,000	(6)	183,200
Lawrence B. Hawkins	46,700	—		$6.90	12/20/2011	—		—
	28,705	12,902	(8)	$5.86	5/11/2013	2,666	(8)	12,210
	20,000	20,000	(9)	$6.33	1/8/2014	7,500	(9)	34,350
	15,000	30,000	(3)	$8.47	12/19/2014	15,000	(4)	68,700
	—	50,000	(5)	$3.09	1/5/2016	25,000	(6)	114,500
G. Kenneth Stephens, Jr.	46,700	—		$6.90	12/20/2011	—		—
	28,705	12,902	(8)	$5.86	5/11/2013	2,666	(8)	12,210
	20,000	20,000	(9)	$6.33	1/8/2014	7,500	(9)	34,350
	15,000	30,000	(3)	$8.47	12/19/2014	15,000	(4)	68,700
	—	50,000	(5)	$3.09	1/5/2016	25,000	(6)	114,500
Kenneth G. Myers, Jr.	4,875	1,625	(10)	$5.35	6/21/2013	—		—
	3,250	3,250	(9)	$6.33	1/8/2014	—		—
	1,875	5,625	(11)	$8.24	12/6/2014	—		—
	4,500	18,000	(3)	$7.57	6/26/2015	10,000	(4)	45,800
	—	60,000	(5)	$3.09	1/5/2016	30,000	(6)	137,400

(1)	Based on the closing market price of $4.58 on October 30, 2009, which was the last trading day of the fiscal year.

(2)	This award vests March 31, 2010.

(3)	These awards are market-based stock options or restricted shares that were scheduled to vest in substantially equal installments on October 31, 2009 if our stock price equaled or exceeded $9 per share for twenty consecutive trading days during fiscal 2009 and on October 31, 2010 if our stock price equals or exceeds $10 per share for twenty consecutive trading days during fiscal 2010. If the $9 price target was not met in fiscal 2009, the awards would nevertheless vest if the $10 price target was met in fiscal 2010. The stock price target for the awards scheduled to vest on October 31, 2009 was not met and therefore the related options or shares did not vest at that time. However, because these awards may still vest if the $10 stock price target is met by October 31, 2010, these awards remain outstanding until October 31, 2010. The details of these performance requirements are included in the “Compensation Discussion and Analysis” section under the heading “Long-Term Stock Incentive Awards.”

(4)	These awards are performance-based restricted shares that were scheduled to vest in equal installments on October 31, 2008 if our return on equity (“ROE”) for fiscal 2008 was at least 10 percent; on October 31, 2009 if our ROE for fiscal 2009 was at least 11 percent and on October 31, 2010 if our ROE for fiscal 2010 is at least 12 percent. If the 2008, 2009 and 2010 targets were not met, the shares would nevertheless vest if the ROE for 2008, 2009 and 2010 is at least 11% on a compounded annual basis. The ROE targets for the shares scheduled to vest on October 31, 2008 and 2009 were not met and therefore the related shares did not vest at that time. However, because these shares may still vest if the three year ROE target is met by October 31, 2010, these shares remain outstanding until October 31, 2010.

(5)	These options will vest in equal installments on January 5, 2010, 2011, 2012 and 2013.

(6)	These awards are market-based restricted shares that were scheduled to vest on October 31, 2009 if our stock price equaled or exceeded $6 per share for twenty consecutive trading days during fiscal 2009; on October 31, 2010 if our stock price equals or exceeds $7 per share for twenty consecutive trading days during fiscal 2010; and on October 31, 2011 if our stock price equals or exceeds $8 per share for twenty consecutive trading days during fiscal 2011. If the annual price targets are not met, the shares would nevertheless vest on October 31, 2011 if the $8 price target is met during fiscal 2011. The price target for shares scheduled to vest on October 31, 2009 was not met and therefore the related shares did not vest at that time. However, because these shares may still vest if the related market requirements are met by October 31, 2011, these shares remain outstanding until October 31, 2011.

(7)	This award vests on May 16, 2010.

(8)	These awards vest on May 11, 2010.

(9)	These awards will vest in equal installments on January 8, 2010 and 2011.

(10)	This award vests on June 21, 2010.

(11)	These awards will vest in equal installments on December 6, 2009, 2010 and 2011.

Option Exercises and Restricted Stock Vested in Fiscal 2009
     The following table sets forth certain information about option exercises and the vesting of restricted stock during fiscal 2009 for the Named Executive Officers.
Option Exercises and Restricted Stock Vested in Fiscal 2009

	Option Awards		Stock Awards(1)
	Number of		Number of
	Shares	Value Realized	Shares	Value Realized
	Acquired on Exercise	On Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)(2)
Thomas J. Crawford	—	—	33,000	$106,920
Thomas M. Kitchen	—	—	16,500	61,875
Lawrence B. Hawkins	—	—	8,241	28,432
G. Kenneth Stephens, Jr.	—	—	8,241	28,432
Kenneth G. Myers, Jr. (3)	—	—	—	—

(1)	Reflects restricted stock awarded prior to fiscal 2009 that vested during fiscal 2009.

(2)	Reflects the closing market price of the shares on the vesting dates.

(3)	Mr. Myers did not exercise options or have any restricted stock vest during fiscal 2009.

Pension Benefits
     The SERP provides retirement benefits to a select group of highly-compensated management employees. The SERP is an unfunded, nonqualified, noncontributory retirement plan. The following table provides information on the benefits provided to the Named Executive Officers through the SERP.
Pension Benefits

		Number of		Present
		Years Credited		Value of		Payments
		Service		Accumulated		During Last
Name	Plan Name	(#)		Benefit($)		Fiscal Year($)
Thomas J. Crawford	Supplemental Executive Retirement Plan	2.6	(1)	$863,975	(2)	—
Thomas M. Kitchen	Supplemental Executive Retirement Plan	4.9	(1)	1,040,445	(2)	—
Lawrence B. Hawkins	Supplemental Executive Retirement Plan	(3)		1,516,475		—
G. Kenneth Stephens, Jr.	Supplemental Executive Retirement Plan	(3)		353,211		—
Kenneth G. Myers, Jr.	Supplemental Executive Retirement Plan	(3)		83,735		—

(1)	As we describe in more detail below, the benefits for Messrs. Crawford and Kitchen are equal to 4 percent of final average salary for each year of service up to 40 percent.

(2)	The present value of the accumulated benefits for each of Messrs. Crawford and Kitchen is based on the retirement benefit that the officer would receive upon retirement at the end of 2009, which benefit is based on service and is not reduced due to age. If Mr. Crawford were to retire after 10 years of service, he would receive the maximum 40 percent benefit with a present value of $1,936,652. If Mr. Kitchen were to retire after 10 years of service, he would receive the maximum 40 percent benefit with a present value of $1,347,112.

(3)	Benefits for these executive officers are based upon age at retirement rather than years of credited service. However, Messrs. Hawkins, Stephens and Myers have 21, 24 and 4 years of service, respectively, with our Company.

     The assumptions used in determining the present value of the accumulated SERP benefit as of the end of fiscal 2009 for all Named Executive Officers were as follows: a 5.43 percent discount rate, no pre-retirement turnover, no pre-retirement mortality and a post-retirement mortality of RP 2000 White Collar with projected improvements to 2020.
SERP Benefits for Messrs. Crawford and Kitchen
     The SERP benefits for Messrs. Crawford and Kitchen are based upon years of service and final average salary. The benefits vest 4 percent for each year of service with the Company, up to 40 percent of final average salary after 10 years of service, with pro rata interim additions for each full two-week pay period in a partial year of service. In determining the present value of the accumulated benefits shown in the table above, the accumulated benefits for Messrs. Crawford and Kitchen are equal to the number of years of service multiplied by the 4 percent per year accrual rate. The accumulated benefits are not reduced due to age.

     Mr. Crawford is eligible for retirement and if he had retired on October 31, 2009, he would have been entitled to receive 10.4 percent of his final average salary, or approximately $62,199 per year, for life. Assuming that his final average salary was equal to his 2009 fiscal year base salary, the estimated annual benefit that would be payable at retirement at age 65 to Mr. Crawford is $240,000 per year. The annual death benefit assuming a date of death of October 31, 2009 would be $52,770.
     Mr. Kitchen is also eligible for retirement and if he had retired on October 31, 2009, he would have been entitled to receive 19.7 percent of his final average salary, or approximately $83,242 per year, for life. Assuming that his final average salary was equal to his 2009 fiscal year base salary, the estimated annual benefit that would be payable at retirement at age 65 to Mr. Kitchen is $126,800 per year. The annual death benefit assuming a date of death of October 31, 2009 would be $69,224.
     Messrs. Crawford and Kitchen are entitled to a minimum retirement benefit equal to 20 percent of final average salary upon a termination following a change of control, which is discussed below under the heading “Potential Payments Upon Termination or Change of Control.”
SERP Benefits for Other Named Executive Officers
     The fully vested SERP benefit for Messrs. Stephens, Hawkins, and Myers is 40 percent of final average salary. If the executive elects early retirement between ages 55 and 65, benefits are reduced based on the number of years or partial years the early retirement date precedes age 65, to a minimum of 20 percent. A participant who terminates employment prior to the SERP’s “earliest retirement date” is not eligible to receive benefits under the SERP. For Messrs. Stephens and Hawkins, the earliest retirement date is their 55th birthday. For Mr. Myers, the earliest retirement date is his 10th service anniversary with the Company.
     In determining the present value of the accumulated benefits shown in the table above, we used the full 40 percent benefit for Mr. Hawkins who has reached early retirement eligibility. For Messrs. Stephens and Myers, who have not yet reached early retirement eligibility, we assumed that their benefits are earned ratably over the period beginning on the date the SERP was adopted and ending when they reach early retirement eligibility.
     In determining the present value of the accumulated benefits shown in the table above, we assumed a retirement date of age 65 for Messrs. Stephens, Hawkins, and Myers at which time these officers would be entitled to an unreduced benefit. Currently, Mr. Hawkins is eligible for early retirement and if he had retired on October 31, 2009, he would have been entitled to receive 32.2 percent of his final average salary, as described above, or approximately $142,575 per year, for life. Messrs. Stephens and Myers are not currently eligible for early retirement or death benefits because they have not reached early retirement eligibility. Assuming that their final average salary was equal to their 2009 fiscal year base salary, the estimated annual benefits that would be payable at age 65 to each of Messrs. Stephens, Hawkins and Myers are $140,000, $160,000 and $140,000, respectively. The annual death benefit for Mr. Hawkins, assuming a date of death of October 31, 2009, would be $118,209.
General SERP Terms
     The compensation committee determines whether to add an employee as a SERP participant. For additional participants, the earliest retirement date will be the latest to occur of (1) the participant’s 55th birthday, (2) the participant’s completion of 10 years of employment with us or (3) completion of the participant’s fifth year of participation in the SERP. The SERP provides that a participant and his beneficiary lose the right to any unpaid benefits under the SERP if the participant violates the noncompetition provisions of the SERP following termination of employment.
     The SERP provides for a retirement benefit based solely on a percentage of final average salary, which is defined as the participant’s average monthly salary for the 36 months prior to the participant’s retirement date. Participants generally receive their benefit in the form of a bi-weekly life annuity unless they elect a joint-and-survivor annuity or a ten-years-certain-and-life annuity. If the participant elects an alternate payment option, the benefit will be the actuarial equivalent of a life annuity. The executives will receive a lump sum distribution of all benefits in the event of a change of control of the Company.

     The SERP also provides a death benefit if a participant who is eligible to retire dies prior to termination of employment. If a surviving spouse is the only beneficiary, the spouse is entitled to a bi-weekly benefit for life equal to the pension the surviving spouse would have received if the participant had retired on the date of death, had elected a joint-and-survivor annuity and had died before his first payment under the SERP. Otherwise, the beneficiary receives a death benefit over 120 months, determined as if the participant had retired on the date of death, had elected a ten-years-certain-and-life annuity and had died before his first payment under the SERP.
     A participant who has not yet become entitled to an early retirement benefit under the SERP will receive a pro rata early retirement benefit in the event of a termination of employment following a change of control.
Nonqualified Deferred Compensation
     The following table describes the contributions, earnings and balance at the end of fiscal 2009 for each of the Named Executive Officers under our Deferred Compensation Plan.
Nonqualified Deferred Compensation for Fiscal 2009

	Executive
	Contributions	Company	Aggregate	Aggregate	Aggregate
	in	Contributions in	Earnings in	Withdrawals/	Balance at
	FY 2009(1)	FY 2009(2)	FY 2009(3)	Distributions	October 31, 2009(4)
Name	($)	($)	($)	($)	($)
Thomas J. Crawford	$107,622	$21,882	$13,664	—	$218,485
Thomas M. Kitchen	13,116	6,558	31,569	—	378,283
Lawrence B. Hawkins	—	—	5,438	—	62,678
G. Kenneth Stephens, Jr.	52,387	13,074	51,396	—	616,052
Kenneth G. Myers, Jr.	6,808	1,361	154	—	8,323

(1)	All amounts reported in this column are also included in the column titled “Salary” in the “Summary Compensation Table.”

(2)	All amounts reported in this column are also included in the column titled “All Other Compensation” in the Summary Compensation Table.

(3)	Of the amounts reported in this column, the following amounts are also included in the column titled “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table: Mr. Crawford $6,573, Mr. Kitchen $15,186, Mr. Hawkins $2,616, Mr. Stephens $24,724 and Mr. Myers $74.

(4)	Of the amounts reported in this column, the following aggregate amounts were included in the “Summary Compensation Table” as compensation earned in 2007 and 2008 for the following officers: Mr. Crawford — $75,317; Mr. Kitchen — $296,384; Mr. Hawkins — $10,609; and Mr. Stephens — $220,090. Mr. Myers was not a Named Executive Officer for fiscal years 2007 and 2008. Accordingly, compensation information for fiscal years 2007 and 2008 for Mr. Myers is not provided.

     We have a qualified defined contribution retirement plan commonly known as a 401(k) plan in which substantially all employees may participate. We also have a nonqualified key employee defined contribution supplemental retirement plan, the Deferred Compensation Plan, which provides some of our highly compensated employees the opportunity to accumulate deferred compensation that cannot be accumulated under our 401(k) plan due to limitations imposed by tax laws. The amounts in the table above relate to our Deferred Compensation Plan. The Deferred Compensation Plan is unfunded.
     Under the Deferred Compensation Plan, participants may contribute up to 15 percent of their earnings in excess of the amount of compensation that can be considered for purposes of the 401(k) plan. We credit to the participant a matching contribution at the same rate as the matching contribution we provide to our 401(k) plan participants, which was 50 percent of the first 6 percent of the aggregate participant contribution on October 31, 2009. Company matching contributions vest in the same manner as those contributions under the 401(k) plan, which currently provides for full vesting after three years of service. Account balances are credited with interest at the rate of our weighted average cost of capital.
     A participant or his or her beneficiary is entitled to receive amounts vested under the Deferred Compensation Plan in the event of termination of employment, retirement, disability or death. In addition, upon a change of control, the participant accounts become fully vested and payable. Distributions are made in cash in a lump sum. Participants may apply to receive distributions in the case of an unforeseeable emergency.
     If their employment had terminated on October 31, 2009 (including due to retirement, disability or death), Messrs. Kitchen, Hawkins, Stephens and Myers would have been entitled to receive a lump sum distribution of $378,283, $62,678, $616,052 and $8,323, respectively. Mr. Crawford, who had not met the vesting requirement for employer contributions as of October 31, 2009, would have received $169,723. These amounts represent the sum of each executive officer’s contributions, vested Company contributions and any earnings on those contributions. Amounts payable under the Deferred Compensation Plan upon a change of control are described below under the heading “Potential Payments Upon Termination or Change of Control.”

Potential Payments Upon Termination or Change of Control
     The following table sets forth the amounts that would have been payable to each of our Named Executive Officers under the various scenarios for termination of employment or a change of control of the Company had such scenarios occurred on October 31, 2009. The amounts presented in the table are in addition to amounts each Named Executive Officer earned or accrued prior to termination, such as balances under our Deferred Compensation Plan, accrued retirement benefits under the SERP, previously vested options and restricted stock and accrued vacation. For information about these previously earned and accrued amounts, see “Outstanding Equity Awards at Fiscal Year-End,” “Pension Benefits,” and “Nonqualified Deferred Compensation” above.

			Equity			Additional Retirement
			with			Plan
			Accelerated			Benefits
			Vesting(4)					Deferred
	Severance		Restricted		Stock			Compensation
	Pay		Stock		Options	SERP(7)		Plan(11)	Total
Name	($)		($)		($)	($)		($)	($)
Thomas J. Crawford
Death	—		—		—	—		$48,762	$48,762
Disability	—		—		—	—		48,762	48,762
Involuntary Termination (Without Cause or With Good Reason)	$600,000	(1)	$151,140	(5)	—	—		—	751,140
Termination Following Change of Control	1,864,400	(2)	—		—	$1,299,927	(8)	—	3,164,327
Change of Control	—		1,296,140	(5)	149,000	—		48,762	1,493,902

Thomas M. Kitchen
Death	—		—		—	—		—	—
Disability	—		—		—	—		—	—
Involuntary Termination (Without Cause or With Good Reason)	400,000	(1)	75,570	(5)	—	—		—	475,570
Termination Following Change of Control	1,267,101	(2)	—		—	284,801	(8)	—	1,551,902
Change of Control	—		533,570	(5)	119,200	—		—	652,770

Lawrence B. Hawkins
Death	—		—		—	—		—	—
Disability	—		—		—	—		—	—
Involuntary Termination (Without Cause or With Good Reason)	—		—		—	—		—	—
Termination Following Change of Control	656,103	(3)	—		—	766,849	(9)	—	1,422,952
Change of Control	—		229,760	(6)	74,500	—		—	304,260

G. Kenneth Stephens, Jr.
Death	—		—		—	—		—	—
Disability	—		—		—	—		—	—
Involuntary Termination (Without Cause or With Good Reason)	—		—		—	—		—	—
Termination Following Change of Control	618,995	(3)	—		—	198,121	(10)	—	817,116
Change of Control	—		229,760	(6)	74,500	—		—	304,260

Kenneth G. Myers, Jr.
Death	—		—		—	—		—	—
Disability	—		—		—	—		—	—
Involuntary Termination (Without Cause or With Good Reason)	—		—		—	—		—	—
Termination Following Change of Control	479,301	(3)	—		—	12,769	(10)	—	492,070
Change of Control	—		183,200	(6)	89,400	—		—	272,600

(1)	These amounts represent a single year’s base salary per the terms of Messrs. Crawford’s and Kitchen’s employment agreements.

(2)	These amounts are payable to Messrs. Crawford and Kitchen per their employment agreements in the event their employment is terminated without cause or for good reason within two years after a change of control.

Each of Mr. Crawford and Mr. Kitchen is paid two years’ base salary and is guaranteed a bonus for the completed year equal to the average bonus paid to such officer over the last three years.

(3)	These amounts are payable to Messrs. Hawkins, Stephens and Myers under the Retention Plan in the event their employment is terminated without cause or for good reason within one year after a change of control. The amounts in the table reflect a cash payment equal to the sum of one year’s base salary, the average bonus paid to such officer over the last three years and twelve months of health and dental insurance premiums.

(4)	The value of restricted stock is based on the closing price of our common stock on October 31, 2009. The value for the stock options is based on the difference between the exercise price of the related stock options and the closing price of our common stock on October 31, 2009. To the extent that the value of the closing price of one share of our common stock on October 31, 2009 was less than the exercise price, no value is included for the related stock options.

(5)	These amounts reflect the value of the restricted stock that would vest under the officer’s employment agreement.

(6)	These amounts reflect the value of restricted stock that would vest under the terms and conditions of the respective grants.

(7)	These amounts represent the difference between the actuarial value of the lump sum payment of SERP benefits if a change of control had occurred on October 31, 2009 and the present value of the accumulated benefits in the absence of a change of control included in the column “Present Value of Accumulated Benefit” in the “Pension Benefits” table above.

(8)	These amounts reflect the value of the additional SERP service that Messrs. Crawford and Kitchen would receive in the event of termination following a change of control, as well as the additional value relating to the payment of the SERP benefit in a lump sum rather than in the form of an annuity.

(9)	Mr. Hawkins is not entitled to additional benefits under the SERP upon a termination following a change of control. The amount disclosed is the additional value relating to the payment of the SERP benefit in a lump sum rather than in the form of an annuity.

(10)	This amount reflects the value of the SERP vesting that Messrs. Stephens and Myers would receive if they are terminated before reaching early retirement eligibility and following a change of control, as well as the additional value relating to the payment of the SERP benefit in a lump sum rather than in the form of an annuity. Mr. Stephens and Mr. Myers would receive a lump sum of $551,332 and $96,504, respectively, following a change of control and nothing following voluntary termination; however, the value shown in this table is less than $551,332 and $96,504 for Messrs. Stephens and Myers, respectively, since a prorated voluntary termination accrued benefit is reflected in the “Pension Benefits” table (see note 7 above).

(11)	These amounts represent unvested employer contributions as of October 31, 2009 under the Deferred Compensation Plan, which vest upon death, disability or a change of control. Mr. Crawford is the only Named Executive Officer who has not met the vesting requirement for employer contributions.
Payments Upon Termination
     Mr. Crawford has an employment agreement that provides for the terms of his employment through October 31, 2010. Pursuant to the agreement, if we terminate Mr. Crawford’s employment without “cause” as defined in the agreement, or he terminates his employment for “good reason” as defined in the agreement, we must pay him a single year’s base salary (currently $600,000) over a two-year period and any unvested restricted stock granted under his employment agreement that otherwise would have vested on the next anniversary date of his start date will fully vest on the date of termination. The agreement provides that Mr. Crawford cannot compete with us for two years after termination of his employment, and his receipt of severance payments is conditioned upon his continued compliance with the noncompetition provisions of his agreement.

     Mr. Kitchen also has an employment agreement that provides for the terms of his employment through October 31, 2010. Pursuant to the agreement, if we terminate Mr. Kitchen’s employment without “cause” as defined in the agreement, or he terminates his employment for “good reason” as defined in the agreement, we must pay him a single year’s base salary (currently $400,000) over a two-year period and any unvested restricted stock granted under his employment agreement that otherwise would have vested on the next anniversary date of his employment agreement date will fully vest on the date of termination. The agreement provides that Mr. Kitchen cannot compete with us for two years after termination of his employment, and his receipt of severance payments is conditioned upon his continued compliance with the noncompetition provisions of his agreement.
     For a discussion of payments under our SERP and Deferred Compensation Plan upon termination of employment, see the narrative under the tables “Pension Benefits” and “Nonqualified Deferred Compensation” above.
Change of Control Benefits
     All of our options and restricted stock issued to our Named Executive Officers become exercisable, and the restrictions lapse, upon a change of control.
     Pursuant to our Deferred Compensation Plan, any unvested amounts become fully vested upon a change of control. Because they have completed more than three years of service with us, Messrs. Kitchen, Hawkins, Stephens and Myers are fully vested in the Deferred Compensation Plan.
     The SERP provides that if Mr. Crawford’s or Mr. Kitchen’s employment is terminated prior to such officer’s completion of five years of service and following a change of control, he will receive a lump sum payment six months after termination of employment that is actuarially equivalent to the retirement benefit to which he otherwise would have been entitled if he had completed five years of service (equal to 20 percent of final average salary). If a change of control had occurred on October 31, 2009 and termination of employment had occurred, that amount would have been $2,163,902, with respect to Mr. Crawford, and $1,325,246, with respect to Mr. Kitchen.
     Messrs. Stephens and Myers are not yet entitled to an early retirement benefit under the SERP, but will receive a pro rata benefit in the event of termination before reaching early retirement eligibility and following a change of control. If a change of control had occurred and Messrs. Stephens and Myers had been terminated on October 31, 2009, they would receive a benefit of $551,332 and $96,504, respectively.
     Each of Mr. Crawford’s and Mr. Kitchen’s employment agreement specifies that we provide two years of base salary if their employment is terminated without cause or with good reason within two years after a change of control. In addition, our employment agreements with Messrs. Crawford and Kitchen were amended on December 16, 2008 to protect the officers’ bonus rights in the event of a termination of employment without cause or with good reason following a change of control. The amended agreements provide that for each fiscal year ending in the two-year period following a change of control during which entire fiscal year the officer remains employed, the officer is guaranteed to receive a bonus at least equal to his average bonus as described in “Executive Compensation — Compensation Discussion and Analysis.” A pro rata average bonus would be paid for a partial fiscal year. If a change of control had occurred on October 31, 2009, Mr. Crawford and Mr. Kitchen would have been entitled to receive $1,864,400 and $1,267,101 respectively, based upon current base salary plus the average bonus paid for the prior three years. The noncompetition provisions of Mr. Crawford’s and Mr. Kitchen’s employment agreements continue to apply after a change of control.

CERTAIN TRANSACTIONS
Transactions with Related Persons
     Our Code of Business Conduct and Ethics requires our directors and executive officers to disclose to the audit committee of the board of directors any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest. Such a conflict of interest may be permitted only if it is approved in writing by the audit committee, which the committee would do only if it determined that the transaction or relationship was in the best interests of our Company. Directors and executive officers are required to certify annually that they have complied with the Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics describes a conflict of interest as “any situation that would create a conflict between their own interests (i.e. those of directors, officers and employees) and the interests of the Company. Personal interest that causes a conflict may extend to a family member, friend, or other associate of a director, officer or employee, rather than directly to those persons.” The Code of Business Conduct and Ethics does not attempt to describe or define every conflict of interest, but rather sets forth general principles and provides examples. Our Code of Business Conduct and Ethics is available on our website at www.stewartenterprises.com. In addition, each year in connection with the preparation of our annual report on Form 10-K and proxy statement, our directors and executive officers are required to complete a detailed questionnaire that, among other things, requires disclosure of transactions with related persons as defined in Regulation S-K Item 404(a). Our audit committee charter requires that the audit committee review and approve all such transactions, regardless of size.
     In January 1998, we discontinued an insurance policy on the life of Mr. Frank B. Stewart, Jr., our Chairman. In order to purchase a replacement policy, The Stewart Family Special Trust borrowed $685,000 from us pursuant to a promissory note due 180 days after the death of Mr. Stewart. Interest on the note accrues annually at a rate equal to our cost of borrowing under our revolving credit facility and is payable when the principal becomes due. The loan proceeds were used by the trust to purchase a single premium policy on the life of Mr. Stewart. Certain beneficiaries of The Stewart Family Trust are members of Mr. Stewart’s family. The loan was approved by all of the disinterested members of the board of directors. The outstanding balance of the loan at October 31, 2009, including accrued interest, was approximately $1,328,355.
     The father of G. Kenneth Stephens, Jr., Senior Vice President of Sales, has an 81 percent ownership interest in Cemetery Funeral Supply, Inc., one of our vendors. For the year ended October 31, 2009, we paid Cemetery Funeral Supply, Inc. $141,561.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and 10 percent beneficial owners to file with the SEC reports of ownership and changes in ownership of our equity securities. Based solely on a review of copies of such forms, or written representations that no filings were required, we believe that all such required reports were filed on a timely basis during fiscal year 2009.

PROPOSAL TO APPROVE THE
STEWART ENTERPRISES, INC. 2010 STOCK INCENTIVE PLAN
General
     The growth of our Company depends upon the efforts of our officers, directors, employees, consultants, and advisors and we believe that the proposed Stewart Enterprises, Inc. 2010 Stock Incentive Plan (the “Plan”) will provide an effective means of attracting and retaining qualified key personnel while encouraging a long-term focus on maximizing shareholder value. The Plan has been adopted by our board, subject to shareholder approval at the annual meeting. The principal features of the Plan are summarized below. This summary is qualified in its entirety, however, by reference to the Plan, which is attached to this proxy statement as Appendix A.
Purpose of the Proposal
     Providing officers, directors, employees, consultants, and advisors with a proprietary interest in the growth and performance of our Company is crucial to stimulating individual performance while simultaneously enhancing shareholder value. The board intends for the Plan to replace our 2007 Stock Incentive Plan (the “2007 Plan”), which was previously approved by the Company’s shareholders. Currently, 1,356,526 shares of Class A common stock remain available for grant under the 2007 Plan. If the Plan is approved at the annual meeting, no future grants will be made under the 2007 Plan. We believe that adoption of the Plan will provide our Company with the continued ability to attract, retain, and motivate key personnel and board members in a manner aligned with the interests of shareholders.
Terms of the Plan
     Administration of the Plan. The compensation committee of our board (or a subcommittee) will generally administer the Plan, and has the authority to make awards under the Plan and to set the terms of the awards. Our compensation committee will also generally have the authority to interpret the Plan, to establish any rules or regulations relating to the Plan that it determines to be appropriate and to make any other determination that it believes necessary or advisable for proper administration of the Plan. Subject to the limitations specified in the Plan, our compensation committee may delegate its authority to appropriate officers of our Company with respect to grants to employees or consultants who are not subject to Section 16 of the Securities Exchange Act of 1934.
     Eligibility. Officers, directors, key employees of our Company and consultants and advisors to our Company will be eligible to receive awards (“Incentives”) under the Plan when designated as Plan participants. We currently have 11 officers and 6 non-employee directors (“Outside Directors”) eligible to receive Incentives under the Plan. Approximately 120 key employees currently participate in our Company’s stock incentive plans. Incentives under the Plan may be granted in any one or a combination of the following forms:
•	incentive stock options under Section 422 of the Internal Revenue Code (the “Code”);

•	non-qualified stock options;

•	stock appreciation rights;

•	restricted stock;

•	restricted stock units; and

•	other stock-based awards.
Each type of Incentive is discussed in greater detail in “Types of Incentives” below.
     Shares Issuable Through the Plan. A total of 5,000,000 shares of our Class A common stock are authorized to be issued under the Plan, representing approximately 5.4% of our outstanding Class A and Class B common stock. The closing sale price of a share of our Class A common stock, as quoted on the NASDAQ Global Select Market on February 18, 2010, was $4.88.

     Limitations and Adjustments to Shares Issuable Through the Plan. The Plan limits the Incentives granted to any single participant in a fiscal year to no more than 2,000,000 shares of our Class A common stock. Grants of restricted stock, restricted stock units, or other stock-based amounts are generally subject to minimum vesting periods, except that grants of up to an aggregate of 250,000 shares may be made without compliance with these minimums. These minimum vesting periods, as well as certain exceptions to the minimum vesting periods, are discussed below under “Restricted Stock”. The maximum number of shares that may be issued upon exercise of options intended to qualify as incentive stock options under the Code is 2,500,000. The maximum value of another stock-based award that is valued in dollars (whether or not paid in Class A common stock) and scheduled to be paid out to any single participant in any fiscal year is $2,000,000.
     For purposes of determining the maximum number of shares of Class A common stock available for delivery under the Plan, shares that are not delivered because an Incentive is forfeited, canceled or settled in cash will not be deemed to have been delivered under the Plan. With respect to stock appreciation rights paid in shares, all shares to which the stock appreciation rights relate are counted against the Plan limits, rather than the net number of shares delivered upon exercise.
     Proportionate adjustments will be made to all of the share limitations provided in the Plan, including shares subject to outstanding Incentives, in the event of any recapitalization, reclassification, stock dividend, stock split, combination of shares or other change in the shares of Class A common stock. Further, the committee may adjust the terms of any Incentive to the extent appropriate to provide participants with the same relative rights before and after the occurrence of any such event.
     Amendments to the Plan. Our board may amend or discontinue the Plan at any time. However, our shareholders must approve any amendment that would:
•	materially increase the benefits accruing to participants;

•	materially increase the number of issuable shares;

•	materially expand the classes of persons eligible to participate;

•	expand the types of awards available for grant;

•	materially extend the term of the Plan;

•	reduce the price at which Class A common stock may be offered through the Plan; or

•	permit the repricing of an option or stock appreciation right.
     No amendment or discontinuance of the Plan may materially impair any previously granted Incentive without the consent of the recipient.
     Term of the Plan. No Incentives may be granted under the Plan more than ten years after the date the Plan is approved by our shareholders.
     Incentive Agreements. Grants of Incentives will be subject to the terms and conditions of the Plan and may also be subject to additional restrictions imposed by the Committee and detailed in an incentive agreement between the Company and the participant. An agreement’s additional restrictions may include provisions requiring the forfeiture of outstanding Incentives in the event of the participant’s termination of employment or, in the case of performance-based grants, if applicable goals or targets are not met.
     Types of Incentives. Each type of Incentive that may be granted under the Plan is described below.

     Stock Options. A stock option is a right to purchase shares of Class A common stock from the Company. The committee will determine the number and exercise price of the options and when the options become exercisable. However, the option exercise price may not be less than the fair market value of a share of Class A common stock on the date of grant, except for an option granted in substitution of an outstanding award in an acquisition transaction. The term of an option will also be determined by the committee, but may not exceed ten years. The committee may accelerate the exercisability of any stock option at any time. As noted above, the committee may not, without the prior approval of our shareholders, decrease the exercise price for any outstanding option after the date of grant. In addition, an outstanding option may not, as of any date that the option has a per share exercise price that is greater than the then current fair market value of a share of Class A common stock, be surrendered to us as consideration for the grant of a new option with a lower exercise price, another Incentive, a cash payment or shares of Class A common stock, unless approved by our Company’s shareholders. The Plan permits the Committee to grant both non-qualified and incentive stock options. Incentive stock options will be subject to certain additional requirements necessary in order to qualify as incentive stock options under Section 422 of the Code.
     The option exercise price may be paid in cash; by check; in shares of common stock; through a “cashless” exercise arrangement with a broker approved by our Company; if approved by the committee, through a net exercise procedure; or in any other manner authorized by the committee.
     Stock Appreciation Rights. A stock appreciation right, or SAR, is a right to receive, without payment to us, a number of shares of Class A common stock determined by dividing the product of the number of shares for which the stock appreciation right is exercised and the amount of the appreciation in each share by the fair market value of a share on the date of exercise. The committee will determine the base price used to measure share appreciation, which may not be less than the fair market value of a share of Class A common stock on the date of grant; whether the right may be paid in cash; and the number and term of stock appreciation rights, provided that the term of a stock appreciation right may not exceed ten years. The committee may accelerate the exercisability of any stock appreciation right at any time. The Plan restricts decreases in the base price and certain exchanges of stock appreciation rights on terms similar to the restrictions described above for options.
     Restricted Stock. Shares of restricted stock are shares of Class A common stock granted by the committee and made subject to certain restrictions on sale, pledge, or other transfer by the recipient during a particular period of time (the restricted period). The restricted period must be a minimum of three years with the following exceptions: shares vesting based on the attainment of performance goals, shares granted to Outside Directors, and shares issued in payment of amounts earned under our annual incentive plan. The Plan permits incremental vesting of portions of the award over the three-year period. If vesting of the shares is subject to the future attainment of specified performance goals, the restricted period for employees, consultants, or advisors must be at least one year. In addition to these exceptions, a Plan aggregate total of 250,000 shares of restricted stock, restricted stock units, or other stock-based awards may be granted without compliance with these minimum vesting periods. Subject to the restrictions provided in the applicable incentive agreement and the Plan, a participant receiving restricted stock may have all of the rights of a shareholder as to such shares, including the right to receive dividends.
     Restricted Stock Units. A restricted stock unit, or RSU, represents the right to receive from our Company one share of Class A common stock on a specific future vesting or payment date. Restricted stock units are subject to the same minimum vesting requirements and exceptions described above for restricted stock. Subject to the restrictions provided in the applicable incentive agreement and the Plan, a participant receiving RSUs has no rights as a shareholder as to such units until shares of Class A common stock are issued to the participant. Restricted stock units may be granted with dividend equivalent rights.
     Other Stock-Based Awards. The Plan also permits the committee to grant to participants awards of shares of Class A common stock and other awards that are denominated in, payable in, valued in whole or in part by reference to, or are otherwise based on the value of, or the appreciation in value of, shares of Class A common stock (other stock-based awards). The committee has discretion to determine the times at which such awards are to be made, the size of such awards, the form of payment, and all other conditions of such awards, including any restrictions, deferral periods or performance requirements. Other stock-based awards are subject to the same minimum vesting requirements and exceptions as described above for restricted stock and restricted stock units.

     Performance-Based Compensation Under Section 162(m). Performance-based compensation which meets the requires of Section 162(m) of the Code does not count toward the $1 million limit on our Company’s federal income tax deduction for compensation paid to its most highly compensated executive officers. Stock options and stock appreciation rights granted in accordance with the terms of the Plan will qualify as performance-based compensation under Section 162(m) of the Code.
     Grants of restricted stock, restricted stock units, or other stock-based awards that we intend to qualify as performance-based compensation under Section 162(m) must be made subject to the achievement of pre-established performance goals as well as other applicable requirements of Section 162(m). The pre-established performance goals, as provided in the Plan, will be based upon any or a combination of the following criteria relating to our Company or one or more of our divisions or subsidiaries: earnings per share; return on assets; an economic value-added measure; shareholder return; earnings or earnings before interest, taxes, depreciation and amortization; stock price; total shareholder return; return on equity; return on total capital; return on assets or net assets; revenue; reduction of expenses; free cash flow; operating cash flow; income, pre-tax income, or net income; operating income or net operating income; gross profit; operating profit or net operating profit; operating margin or profit margin; return on operating revenue; return on invested capital; market segment share; customer satisfaction; growth in core funeral calls; growth in preneed funeral sales or growth in preneed cemetery property sales; or trust portfolio performance compared to related market indices. For any performance period, the performance goals may be measured on an absolute basis or relative to a group of peer companies selected by the compensation committee, relative to internal goals or industry benchmarks, or relative to levels attained in prior years. Performance measurements may be adjusted as specified under the Plan to exclude the effects of non-recurring transactions or changes in accounting standards.
     Our compensation committee has authority to use different targets from time to time within the realm of the performance goals as provided in the Plan and listed above. The regulations under Section 162(m) require that the material terms of the performance goals be reapproved by our shareholders every five years.
     Termination of Employment or Service. If a participant ceases to be an employee of our Company or to provide services to us for any reason, including death, disability, early retirement or normal retirement, any outstanding Incentives may be exercised, will vest, or will expire at such times as may be determined by the committee and as provided in the applicable incentive agreement.
     Change of Control. In the event of a change of control of our Company, as defined in the Plan or in an Incentive agreement, all Incentives will become fully vested and exercisable, all restrictions or limitations on any Incentives will lapse and, unless otherwise provided in the incentive agreement, all performance criteria and other conditions relating to the payment of Incentives will generally be deemed to be achieved.
     In addition, upon a change of control our compensation committee will have the authority to take a variety of actions regarding outstanding Incentives. Within a certain time frame and under specific conditions, our compensation committee may:
•	accelerate the vesting of any Incentives that did not automatically accelerate under the Plan or the applicable incentive agreement;

•	require that all outstanding Incentives be exercised by a certain date;

•	require the surrender to our Company of some or all outstanding Incentives in exchange for a stock or cash payment for each Incentive equal in value to the per share change of control value, calculated as described in the Plan, over the exercise or base price;

•	make any equitable adjustment to outstanding Incentives as our compensation committee deems necessary to reflect our corporate changes; or

•	provide that an Incentive shall become an Incentive relating to the number and class of shares of stock or other securities or property (including cash) to which the participant would have been entitled in connection with the change of control transaction if the participant had been a shareholder.

     Transferability of Incentives. The Incentives awarded under the Plan may not be transferred except (a) by will; (b) by the laws of descent and distribution; (c) pursuant to a domestic relations order (as defined in the Code), or (d) as to options only, if permitted by the committee and so provided in the applicable incentive agreement, to immediate family members or to a partnership, limited liability company or trust for which the sole owners, members, or beneficiaries are the participant or immediate family members.
     Payment of Withholding Taxes. We may withhold from any payments or stock issuances under the Plan, or collect as a condition of payment, any taxes required by law to be withheld. The participant may, but is not required to, satisfy his or her withholding tax obligation by electing to deliver currently owned shares of common stock or to have our Company withhold shares from the shares the participant would otherwise receive, in either case having a value equal to the minimum amount required to be withheld. This election must be made prior to the date on which the amount of tax to be withheld is determined and for participants who are not subject to Section 16 of the Securities Exchange Act of 1934, is subject to the committee’s right of disapproval.
     Purchase of Incentives. The committee may approve the purchase by our Company of an unexercised or unvested Incentive from the holder by mutual agreement.
Awards to Be Granted
     If our shareholders approve the Plan at the annual meeting, grants of awards to employees, officers, directors, consultants, and advisors will be made in the future by the committee as it deems necessary or appropriate.
Federal Income Tax Consequences
     The federal income tax consequences related to the issuance of the different types of Incentives that may be awarded under the Plan are summarized below. Participants who are granted Incentives under the Plan should consult their own tax advisors to determine the tax consequences based on their particular circumstances.
     Stock Options. Normally, a participant who is granted a stock option will not realize any income nor will our Company normally receive any deduction for federal income tax purposes in the year the option is granted.
     When a non-qualified stock option granted under the Plan is exercised, the participant will realize ordinary income measured by the difference between the aggregate purchase price of the shares acquired and the aggregate fair market value of the shares acquired on the exercise date and, subject to the limitations of Section 162(m) of the Code, we will be entitled to a deduction in the year the option is exercised equal to the amount the participant is required to treat as ordinary income.
     An employee generally will not recognize any income upon the exercise of any incentive stock option, but the excess of the fair market value of the shares at the time of exercise over the option price will be an item of tax preference that may, depending on particular factors relating to the employee, subject the employee to the alternative minimum tax imposed by Section 55 of the Code. The alternative minimum tax is imposed in addition to the federal individual income tax, and it is intended to ensure that individual taxpayers do not completely avoid federal income tax by using preference items. An employee will recognize capital gain or loss in the amount of the difference between the exercise price and the sale price on the sale or exchange of stock acquired pursuant to the exercise of an incentive stock option, provided the employee does not dispose of such stock within two years from the date of grant and one year from the date of exercise of the incentive stock option (the holding periods). An employee disposing of such shares before the expiration of the holding periods will recognize ordinary income generally equal to the difference between the option price and the fair market value of the stock on the date of exercise. Any remaining gain will be capital gain. Our Company will not be entitled to a federal income tax deduction in connection with the exercise of an incentive stock option, except where the employee disposes of the shares received upon exercise before the expiration of the holding periods.

     If the exercise price of a non-qualified option is paid by the surrender of previously owned shares, the basis and the holding period of the previously owned shares carry over to the same number of shares received in exchange for the previously owned shares. The compensation income recognized on exercise of these options is added to the basis of the shares received. If the exercised option is an incentive stock option and the shares surrendered were acquired through the exercise of an incentive stock option and have not been held for the holding periods, the optionee will recognize income on such exchange and the basis of the shares received will be equal to the fair market value of the shares surrendered. If the applicable holding period has been met on the date of exercise, there will be no income recognition, the basis and the holding period of the previously owned shares will carry over to the same number of shares received in exchange, and the remaining shares will begin a new holding period and have a zero basis.
     Restricted Stock. Unless the participant makes an election to accelerate recognition of the income to the date of grant (as described below), the participant will not recognize income, and we will not be allowed a tax deduction at the time the restricted stock award is granted. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the shares as of that date, and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m) of the Code. If the participant files an election under Section 83(b) of the Code within 30 days of the date of grant of restricted stock, the participant will recognize ordinary income as of the date of the grant equal to the fair market value of the stock as of that date, and our Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m). Any future appreciation in the stock will be taxable to the participant at capital gains rates. If the stock is later forfeited, however, the participant will not be able to recover the tax previously paid pursuant to a Section 83(b) election.
     Restricted Stock Units. A participant will not be deemed to have received taxable income upon the grant of restricted stock units. The participant will be deemed to have received taxable ordinary income at such time as shares are distributed with respect to the restricted stock units in an amount equal to the fair market value of the shares distributed to the participant. Upon the distribution of shares to a participant with respect to restricted stock units, we will ordinarily be entitled to a deduction for federal income tax purposes in an amount equal to the taxable ordinary income of the participant, subject to any applicable limitations under Section 162(m) of the Code. The basis of the shares received will equal the amount of taxable ordinary income recognized by the participant upon receipt of such shares.
     Stock Appreciation Rights. Generally, a participant who is granted a stock appreciation right under the Plan will not recognize any taxable income at the time of the grant. The participant will recognize ordinary income upon exercise equal to the amount of cash or the fair market value of the stock received on the day it is received.
     In general, there are no federal income tax deductions allowed to our Company upon the grant of stock appreciation rights. Upon the exercise of the stock appreciation right, however, we will be entitled to a deduction equal to the amount of ordinary income that the participant is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under Section 162(m).
     Other Stock-Based Awards. Generally, a participant who is granted another stock-based award under the Plan will recognize ordinary income at the time the cash or shares associated with the award are received. If stock is received, the ordinary income will be equal to the excess of the fair market value of the stock received over any amount paid by the participant in exchange for the stock.
     In the year that the participant recognizes ordinary taxable income in respect of such award, we will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the participant is required to recognize, provided that the deduction is not otherwise disallowed under Section 162(m).
     Section 409A. If any Incentive constitutes non-qualified deferred compensation under Section 409A of the Code, the Incentive will be structured to comply with Section 409A to avoid the imposition of additional tax, penalties, and interest on the participant.
     Tax Consequences of a Change of Control. If, upon a change of control of our Company, the exercisability, vesting, or payout of an Incentive is accelerated, any excess on the date of the change of control of the fair market value of the shares or cash issued under accelerated Incentives over the purchase price of such shares may be characterized as “parachute payments” (within the meaning of Section 280G of the Code) if the sum of such amounts and any other such contingent payments received by the employee exceeds an amount equal to three times the “base amount” for such employee. The base amount generally is the average of the annual compensation of the employee for the five years preceding such change in ownership or control. An “excess parachute payment,” with respect to any employee, is the excess of the parachute payments to such person, in the aggregate, over and above such person’s base amount. If the amounts received by an employee upon a change of control are characterized as parachute payments, the employee will be subject to a 20% excise tax on the excess parachute payment and we will be denied any deduction with respect to such excess parachute payment.
     The foregoing discussion summarizes the federal income tax consequences of Incentives that may be granted under the Plan based on current provisions of the Code, which are subject to change. This summary does not cover any foreign, state or local tax consequences.
Equity Compensation Plan Information
     The following table provides information about our Class A common stock authorized for issuance under our existing equity compensation plans as of October 31, 2009.

Number of
Securities
Remaining
	Number of		Available for Future
	Securities to be	Weighted-Average	Issuance Under
	Issued Upon	Exercise Price of	Equity
	Exercise of	Outstanding	Compensation Plans
	Outstanding	Options,	(excluding securities
	Options, Warrants	Warrants, and	reflected in the first
Plan Category	and Rights(1)	Rights	column)(2)

Equity compensation plans approved by security holders	2,864,562	$5.76	3,226,592

Equity compensation plans not approved by security holders	—	—

Total	2,864,562	$5.76	3,226,592

(1)	In addition, 729,665 restricted shares of Class A common stock are issued and outstanding under our 2007 Stock Incentive Plan (the “2007 Plan”).

(2)	This figure includes 521,441 shares remaining to be granted under the 2003 Employee Stock Purchase Plan and 2,705,151 shares of our Class A common stock available for issuance under the 2007 Plan, which are issuable as options, stock appreciation rights, restricted stock, restricted stock units, performance shares, or other stock awards. If the 2010 Stock Incentive Plan is approved at the annual meeting, no shares will be issued in the future under the 2007 Plan.
     Since October 31, 2009, we have granted 90,000 shares as equity compensation to Outside Directors, 332,000 shares of restricted stock, and options to acquire 960,750 shares. As of January 31, 2010, the number of restricted shares of Class A common stock issued and outstanding is 1,031,323, and the number of securities to be issued upon exercise of outstanding options is 3,781,062 (with a weighted-average exercise price of $5.62 and a weighted-average term of 4.6 years ).
Vote Required
     Approval of the Plan requires the affirmative vote of the holders of at least a majority of the voting power present or represented by proxy at the annual meeting. See “Other Matters – Quorum and Voting of Proxies”.
Our board unanimously recommends a vote FOR this proposal.

PROPOSAL TO RATIFY THE RETENTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     PricewaterhouseCoopers LLP served as our independent registered public accounting firm for the fiscal year ended October 31, 2009. The audit committee has retained PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2010, which retention will be submitted to the shareholders for ratification. If the shareholders do not ratify the retention of PricewaterhouseCoopers LLP by the affirmative vote of holders of a majority of the voting power present or represented at our 2010 annual meeting, the retention will be reconsidered by the audit committee.
     Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will have an opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions from shareholders.
     The board of directors unanimously recommends that shareholders vote FOR the proposal to ratify the retention of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2010.

OTHER MATTERS
Quorum and Voting of Proxies
     The presence, in person or by proxy, of a majority of our Company’s total voting power is necessary to constitute a quorum. If a quorum is present, directors will be elected by plurality vote and the proposal to approve the Stewart Enterprises, Inc. 2010 Stock Incentive Plan and the proposal to ratify the retention of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2010 will each require the affirmative vote of the holders of a majority of the voting power present or represented at the annual meeting. With respect to any matter that is properly brought before the meeting, other than the election of directors, abstentions will have the effect of a vote against the proposal, and broker non-votes will be counted as not present with respect to the proposal. Abstentions, broker non-votes and withheld votes will have no effect on the plurality vote for the election of directors. Shares represented at the meeting by proxies reflecting a vote on any proposal, along with broker non-votes, will be counted as present for quorum purposes.
     All properly submitted proxies received by us will be voted as specified and, in the absence of instructions to the contrary, will be voted for the election of the nominees named above, for approval of the Stewart Enterprises, Inc. 2010 Stock Incentive Plan and for the ratification of the retention of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2010.
     The board of directors does not know of any matters to be presented at our 2010 annual meeting other than those described in this proxy statement. However, if any other matters properly come before the meeting or any adjournment of the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares represented by them in accordance with their best judgment.
Shareholder Proposals
     Any shareholder who desires to present a proposal for inclusion in our proxy materials relating to our 2011 annual meeting must forward the proposal to our Secretary at the address shown on the first page of this Proxy Statement in time to arrive at our offices no later than November 4, 2010.
     All shareholder proposals must comply with Section 2.14 of our bylaws in order to be eligible for consideration at a shareholders’ meeting. Our bylaws are filed with the SEC, and shareholders should refer to the bylaws for a complete description of the requirements. Any shareholder who wishes to present a proposal at our 2011 annual meeting must give us notice in advance of the meeting. The notice must be received by our Secretary no later than November 4, 2010 although this date will change in accordance with our bylaws if the date of our 2010 annual meeting is 30 calendar days earlier or later than April 8, 2011. The notice must contain (1) a complete and accurate description of the proposal; (2) a statement that the shareholder (or the shareholder’s legal representative) intends to attend the meeting and present the proposal and that the shareholder intends to hold of record securities entitled to vote at the meeting through the meeting date; (3) the shareholder’s name and address and the number of shares of our voting securities that the shareholder holds of record and beneficially as of the notice date; and (4) a complete and accurate description of any material interest of the shareholder in the proposal.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Lewis J. Derbes, Jr. Lewis J. Derbes, Jr.
Secretary
Jefferson, Louisiana
March 4, 2010

APPENDIX A
STEWART ENTERPRISES, INC.
2010 STOCK INCENTIVE PLAN
     1. Purpose. The purpose of the Stewart Enterprises, Inc. 2010 Stock Incentive Plan (the “Plan”) is to increase stockholder value and to advance the interests of Stewart Enterprises, Inc. (“STEI”) and its subsidiaries (collectively with STEI, the “Company”) by furnishing stock-based economic incentives (the “Incentives”) designed to attract, retain, reward, and motivate key employees, officers, and directors of the Company and consultants and advisors to the Company and to strengthen the mutuality of interests between service providers and STEI’s stockholders. Incentives consist of opportunities to purchase or receive shares of Class A Common Stock, no par value per share, of STEI (the “Common Stock”) or cash valued in relation to Common Stock, on terms determined under the Plan. As used in the Plan, the term “subsidiary” means any corporation, limited liability company or other entity, of which STEI owns (directly or indirectly) within the meaning of section 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”), 50% or more of the total combined voting power of all classes of stock, membership interests or other equity interests issued thereby.
     2. Administration.
          2.1 Composition. The Plan shall generally be administered by the Compensation Committee (the “Committee”) of the Board of Directors of STEI (the “Board”) or by a subcommittee thereof. The Committee or subcommittee thereof that generally administers the Plan shall consist of not fewer than two members of the Board, each of whom shall (a) qualify as a “non-employee director” under Rule 16b-3 under the Securities Exchange Act of 1934 (the “1934 Act”) or any successor rule and (b) qualify as an “outside director” under Section 162(m) of the Code (“Section 162(m)”).
          2.2 Authority. The Committee or a subcommittee thereof shall have plenary authority to award Incentives under the Plan and to enter into agreements with or provide notices to participants as to the terms of the Incentives (the “Incentive Agreements”). The Committee or a sub-committee thereof shall have the general authority to interpret the Plan, to establish any rules or regulations relating to the Plan that it determines to be appropriate, and to make any other determination that it believes necessary or advisable for the proper administration of the Plan. Committee decisions in matters relating to the Plan shall be final and conclusive on the Company and participants. The Committee may delegate its authority hereunder to the extent provided in Section 3.
     3. Eligible Participants. Key employees, officers, and directors of the Company and persons providing services as consultants or advisors to the Company shall become eligible to receive Incentives under the Plan when designated by the Committee. With respect to participants not subject to either Section 16 of the 1934 Act or Section 162(m) of the Code, the Committee may delegate to appropriate officers of the Company its authority to designate participants, to determine the size and type of Incentives to be received by those participants, and to set and modify the terms of such Incentives; provided, however, that the resolution so authorizing any such officer shall specify the total number of Incentives such officer may so award and such actions shall be treated for all purposes as if taken by the Committee, and provided further that the per share exercise price of any options granted by an officer, rather than by the Committee, shall be equal to the Fair Market Value (as defined in Section 13.10) of a share of Common Stock on the later of the date the officer approves such grant or the date the participant’s employment with or service to the Company commences.
     4. Types of Incentives. Incentives may be granted under the Plan to eligible participants in the forms of (a) incentive stock options, (b) non-qualified stock options, (c) restricted stock, (d) restricted stock units (“RSUs”), (e) stock appreciation rights (“SARs”), and (f) Other Stock-Based Awards (as defined in Section 10).
     5. Shares Subject to the Plan.
          5.1 Number of Shares. Subject to adjustment as provided in Section 13.5, the maximum number of shares of Common Stock that may be delivered to participants and their permitted transferees under the Plan shall be 5,000,000 shares.

          5.2 Share Counting. To the extent any shares of Common Stock covered by a stock option or SAR are not delivered to a participant or permitted transferee because the Incentive is forfeited or canceled, or shares of Common Stock are not delivered because an Incentive is paid or settled in cash, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Common Stock available for delivery under this Plan. In the event that shares of Common Stock are issued as an Incentive and thereafter are forfeited or reacquired by the Company pursuant to rights reserved upon issuance thereof, such forfeited and reacquired Shares may again be issued under the Plan. With respect to SARs, if the SAR is payable in shares of Common Stock, all shares to which the SARs relate are counted against the Plan limits, rather than the net number of shares delivered upon exercise of the SAR.
          5.3 Limitations on Awards. Subject to adjustment as provided in Section 13.5, the following additional limitations are imposed under the Plan:
               (a) The maximum number of shares of Common Stock that may be issued upon exercise of stock options intended to qualify as incentive stock options under Section 422 of the Code shall be 2,500,000 shares.
               (b) The maximum number of shares of Common Stock that may be covered by Incentives granted under the Plan to any one individual during any one fiscal-year period shall be 2,000,000.
               (c) Restricted stock, RSUs, and Other Stock-Based Awards with respect to an aggregate of 250,000 shares of Common Stock may be granted to officers, employees, consultants, or advisors without compliance with the minimum vesting periods provided in Sections 7.2, 8.2, and 10.2.
               (d) The maximum value of an Other Stock-Based Award that is valued in dollars (whether or not paid in Common Stock) scheduled to be paid out to any one participant in any fiscal year shall be $2,000,000.
          5.4 Type of Common Stock. Common Stock issued under the Plan may be authorized and unissued shares or issued shares held as treasury shares.
     6. Stock Options. A stock option is a right to purchase shares of Common Stock from STEI. Stock options granted under the Plan may be incentive stock options (as such term is defined in Section 422 of the Code) or non-qualified stock options. Any option that is designated as a non-qualified stock option shall not be treated as an incentive stock option. Each stock option granted by the Committee under this Plan shall be subject to the following terms and conditions:
          6.1 Price. The exercise price per share shall be determined by the Committee, subject to adjustment under Section 13.5; provided that in no event shall the exercise price be less than the Fair Market Value (as defined in Section 13.10) of a share of Common Stock on the date of grant, except in the case of a stock option granted in assumption of or substitution for an outstanding award of a company acquired by the Company or with which the Company combines. In the event that an option grant is approved by the Committee, but is to take effect on a later date, such as when employment or service commences, such later date shall be the date of grant.
          6.2 Number. The number of shares of Common Stock subject to the option shall be determined by the Committee, subject to Section 5 and subject to adjustment as provided in Section 13.5.
          6.3 Duration and Time for Exercise. The term of each stock option shall be determined by the Committee, but shall not exceed a maximum term of ten years. Each stock option shall become exercisable at such time or times during its term as shall be determined by the Committee. Notwithstanding the foregoing, the Committee may accelerate the exercisability of any stock option at any time, in addition to the automatic acceleration of stock options under Section 12.
          6.4 Repurchase. Upon approval of the Committee, the Company may repurchase a previously granted stock option from a participant by mutual agreement before such option has been exercised by payment to the participant of the amount per share by which: (a) the Fair Market Value of the Common Stock subject to the option on the business day immediately preceding the date of purchase exceeds (b) the exercise price, or by payment of such other mutually agreed upon amount; provided, however, that no such repurchase shall be permitted if prohibited by Section 6.6.

          6.5 Manner of Exercise. A stock option may be exercised, in whole or in part, by giving written notice to the Company, specifying the number of shares of Common Stock to be purchased. The exercise notice shall be accompanied by the full purchase price for such shares. The option price shall be payable in United States dollars and may be paid (a) in cash; (b) by check; (c) by delivery of or attestation of ownership of shares of Common Stock, which shares shall be valued for this purpose at the Fair Market Value on the business day immediately preceding the date such option is exercised; (d) by delivery of irrevocable written instructions to a broker approved by the Company (with a copy to the Company) to immediately sell a portion of the shares, issuable under the option and to deliver promptly to the Company the amount of sale proceeds (or loan proceeds if the broker lends funds to the participant for delivery to the Company) to pay the exercise price; (e) if approved by the Committee, through a net exercise procedure whereby the optionee surrenders the option in exchange for that number of shares of Common Stock with an aggregate Fair Market Value equal to the difference between the aggregate exercise price of the options being surrendered and the aggregate Fair Market Value of the shares of Common Stock subject to the option; or (f) in such other manner as may be authorized from time to time by the Committee.
          6.6 Repricing. Except for adjustments pursuant to Section 13.5 or actions permitted to be taken by the Committee under Section 12 in the event of a Change of Control, unless approved by the stockholders of the Company, (a) the exercise or base price for any outstanding option or SAR granted under this Plan may not be decreased after the date of grant; and (b) an outstanding option or SAR that has been granted under this Plan may not, as of any date that such option or SAR has a per share exercise price that is greater than the then current Fair Market Value of a share of Common Stock, be surrendered to the Company as consideration for the grant of a new option or SAR with a lower exercise price, shares of restricted stock, restricted stock units, an Other Stock-Based Award, a cash payment, or Common Stock.
          6.7 Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, the following additional provisions shall apply to the grant of stock options that are intended to qualify as incentive stock options (as such term is defined in Section 422 of the Code):
               (a) Any incentive stock option agreement authorized under the Plan shall contain such other provisions as the Committee shall deem advisable, but shall in all events be consistent with and contain or be deemed to contain all provisions required in order to qualify the options as incentive stock options.
               (b) All incentive stock options must be granted within ten years from the date on which this Plan is adopted by the Board of Directors.
               (c) No incentive stock options shall be granted to any non-employee or to any participant who, at the time such option is granted, would own (within the meaning of Section 422 of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the employer corporation or of its parent or subsidiary corporation.
               (d) The aggregate Fair Market Value (determined with respect to each incentive stock option as of the time such incentive stock option is granted) of the Common Stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under the Plan or any other plan of STEI or any of its subsidiaries) shall not exceed $100,000. To the extent that such limitation is exceeded, the excess options shall be treated as non-qualified stock options for federal income tax purposes.
     7. Restricted Stock.
          7.1 Grant of Restricted Stock. The Committee may award shares of restricted stock to such eligible participants as determined pursuant to the terms of Section 3. An award of restricted stock shall be subject to such restrictions on transfer and forfeitability provisions and such other terms and conditions, including the attainment of specified performance goals, as the Committee may determine, subject to the provisions of the Plan. To the extent restricted stock is intended to qualify as “performance-based compensation” under Section 162(m), it must be granted subject to the attainment of performance goals as described in Section 11 below and meet the additional requirements imposed by Section 162(m).

          7.2 The Restricted Period. At the time an award of restricted stock is made, the Committee shall establish a period of time during which the transfer of the shares of restricted stock shall be restricted and after which the shares of restricted stock shall be vested (the “Restricted Period”). Each award of restricted stock may have a different Restricted Period. The Restricted Period shall be a minimum of three years with incremental vesting of portions of the award over the three-year period permitted, with the following exceptions:
               (a) If the vesting of the shares of restricted stock is based upon the attainment of performance goals as described in Section 11, the Restricted Period shall be a minimum of one year.
               (b) No minimum Restricted Period applies to grants to non-employee directors, to grants issued in payment of cash amounts earned under the Company’s annual incentive plan, or to grants made under Section 5.3(c).
          7.3 Escrow. The participant receiving restricted stock shall enter into an Incentive Agreement with the Company setting forth the conditions of the grant. Any certificates representing shares of restricted stock shall be registered in the name of the participant and deposited with the Company, together with a stock power endorsed in blank by the participant. Each such certificate shall bear a legend in substantially the following form:
The transferability of this certificate and the shares of Common Stock represented by it are subject to the terms and conditions (including conditions of forfeiture) contained in the Stewart Enterprises, Inc. 2010 Stock Incentive Plan (the “Plan”), and an agreement entered into between the registered owner and STEI Inc. thereunder. Copies of the Plan and the agreement are on file at the principal office of the Company.
               Alternatively, in the discretion of the Company, ownership of the shares of restricted stock and the appropriate restrictions shall be reflected in the records of the Company’s transfer agent and no physical certificates shall be issued prior to vesting.
          7.4 Dividends on Restricted Stock. Any and all cash and stock dividends paid with respect to the shares of restricted stock shall be subject to any restrictions on transfer, forfeitability provisions or reinvestment requirements as the Committee may, in its discretion, prescribe in the Incentive Agreement.
          7.5 Forfeiture. In the event of the forfeiture of any shares of restricted stock under the terms provided in the Incentive Agreement (including any additional shares of restricted stock that may result from the reinvestment of cash and stock dividends, if so provided in the Incentive Agreement), such forfeited shares shall be surrendered and any certificates cancelled. The participants shall have the same rights and privileges, and be subject to the same forfeiture provisions, with respect to any additional shares received pursuant to Section 13.5 due to a recapitalization or other change in capitalization.
          7.6 Expiration of Restricted Period. Upon the expiration or termination of the Restricted Period and the satisfaction of any other conditions prescribed by the Committee, the restrictions applicable to the restricted stock shall lapse and, unless otherwise instructed by the participant, a stock certificate for the number of shares of restricted stock with respect to which the restrictions have lapsed shall be delivered, free of all such restrictions and legends, except any that may be imposed by law, to the participant or the participant’s estate, as the case may be.
          7.7 Rights as a Stockholder. Subject to the terms and conditions of the Plan and subject to any restrictions on the receipt of dividends that may be imposed in the Incentive Agreement, each participant receiving restricted stock shall have all the rights of a stockholder with respect to shares of stock during the Restricted Period, including without limitation, the right to vote any shares of Common Stock.

     8. Restricted Stock Units.
          8.1 Grant of Restricted Stock Units. A restricted stock unit, or RSU, represents the right to receive from the Company on the respective scheduled vesting or payment date for such RSU, one share of Common Stock. An award of RSUs may be subject to the attainment of specified performance goals or targets, forfeitability provisions and such other terms and conditions as the Committee may determine, subject to the provisions of the Plan. To the extent an award of RSUs is intended to qualify as performance-based compensation under Section 162(m), it must be granted subject to the attainment of performance goals as described in Section 11 and meet the additional requirements imposed by Section 162(m).
          8.2 Vesting Period. At the time an award of RSUs is made, the Committee shall establish a period of time during which the restricted stock units shall vest (the “Vesting Period”). Each award of RSUs may have a different Vesting Period. The Vesting Period shall be a minimum of three years with incremental vesting over the three-year period permitted, with the following exceptions:
               (a) If the vesting of RSUs is based upon the attainment of performance goals as described in Section 11, the Vesting Period shall be a minimum of one year.
               (b) No minimum Vesting Period applies to grants to non-employee directors, to grants issued in payment of cash amounts earned under the Company’s annual incentive plan, or to grants made under Section 5.3(c).
          8.3 Dividend Equivalent Accounts. Subject to the terms and conditions of this Plan and the applicable Incentive Agreement, as well as any procedures established by the Committee, the Committee may determine to pay dividend equivalent rights with respect to RSUs, in which case, unless determined by the Committee to be paid currently, the Company shall establish an account for the participant and reflect in that account any securities, cash or other property comprising any dividend or property distribution with respect to the share of Common Stock underlying each RSU. The participant shall have rights to the amounts or other property credited to such account.
          8.4 Rights as a Stockholder. Subject to the restrictions imposed under the terms and conditions of this Plan and subject to any other restrictions that may be imposed in the Incentive Agreement, each participant receiving restricted stock units shall have no rights as a stockholder with respect to such restricted stock units until such time as shares of Common Stock are issued to the participant.
     9. Stock Appreciation Rights.
          9.1 Grant of Stock Appreciation Rights. A stock appreciation right, or SAR, is a right to receive, without payment to the Company, a number of shares of Common Stock, cash, or any combination thereof, the number or amount of which is determined pursuant to the formula set forth in Section 9.5. Each SAR granted by the Committee under the Plan shall be subject to the terms and conditions of the Plan and the applicable Incentive Agreement.
          9.2 Number. Each SAR granted to any participant shall relate to such number of shares of Common Stock as shall be determined by the Committee, subject to adjustment as provided in Section 13.5.
          9.3 Duration and Time for Exercise. The term of each SAR shall be determined by the Committee, but shall not exceed a maximum term of ten years. Each SAR shall become exercisable at such time or times during its term as shall be determined by the Committee. Notwithstanding the foregoing, the Committee may accelerate the exercisability of any SAR at any time in its discretion in addition to the automatic acceleration of SARs under Section 12.
          9.4 Exercise. A SAR may be exercised, in whole or in part, by giving written notice to the Company, specifying the number of SARs that the holder wishes to exercise. The date that the Company receives such written notice shall be referred to herein as the “Exercise Date.” The Company shall, within 30 days of an Exercise Date, deliver to the exercising holder certificates for the shares of Common Stock to which the holder is entitled pursuant to Section 9.5 or cash or both, as provided in the Incentive Agreement.

          9.5 Payment.
               (a) The number of shares of Common Stock which shall be issuable upon the exercise of a SAR payable in Common Stock shall be determined by dividing:
          (i) the number of shares of Common Stock as to which the SAR is exercised, multiplied by the amount of the appreciation in each such share (for this purpose, the “appreciation” shall be the amount by which the Fair Market Value (as defined in Section 13.10) of a share of Common Stock subject to the SAR on the trading day prior to the Exercise Date exceeds the “Base Price,” which is an amount, not less than the Fair Market Value of a share of Common Stock on the date of grant, which shall be determined by the Committee at the time of grant, subject to adjustment under Section 13.5); by
          (ii) the Fair Market Value of a share of Common Stock on the Exercise Date.
               (b) No fractional shares of Common Stock shall be issued upon the exercise of a SAR; instead, the holder of a SAR shall be entitled to purchase the portion necessary to make a whole share at its Fair Market Value on the Exercise Date.
               (c) If so provided in the Incentive Agreement, a SAR may be exercised for cash equal to the Fair Market Value of the shares of Common Stock that would be issuable under this Section 9.5, if the exercise had been for Common Stock.
     10. Other Stock-Based Awards.
          10.1 Grant of Other Stock-Based Awards. Subject to the limitations described in Section 10.2 hereof, the Committee may grant to eligible participants “Other Stock-Based Awards,” which shall consist of awards (other than options, restricted stock, RSUs or SARs described in Sections 6 through 9 hereof) paid out in shares of Common Stock or the value of which is based in whole or in part on the value of shares of Common Stock. Other Stock-Based Awards may be awards of shares of Common Stock, awards of phantom stock, or may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of, or appreciation in the value of, Common Stock (including, without limitation, securities convertible or exchangeable into or exercisable for shares of Common Stock), as deemed by the Committee consistent with the purposes of this Plan. The Committee shall determine the terms and conditions of any Other Stock-Based Award (including which rights of a stockholder, if any, the recipient shall have with respect to Common Stock associated with any such award) and may provide that such award is payable in whole or in part in cash. An Other Stock-Based Award may be subject to the attainment of such specified performance goals or targets as the Committee may determine, subject to the provisions of this Plan. To the extent that an Other Stock-Based Award is intended to qualify as “performance-based compensation” under Section 162(m), it must be granted subject to the attainment of performance goals as described in Section 11 below and meet the additional requirements imposed by Section 162(m).
          10.2 Limitations.
               (a) Other Stock-Based Awards granted under this Section 10 shall be subject to a minimum vesting period of three years, with incremental vesting of portions of the award over the three-year period permitted, with the following exceptions:
          (i) If the vesting of the award is based upon the attainment of performance goals as described in Section 11, the award shall be subject to a minimum vesting period of one year.
          (ii) No minimum vesting period applies to grants to non-employee directors, to grants issued in payment of cash amounts earned under the Company’s annual incentive plan, or to grants made under Section 5.3(c).

               (b) An acceleration of the expiration of the applicable vesting period shall occur (i) as provided under Section 13.3 in the event of termination of employment under the circumstances provided in the Incentive Agreement and (ii) as described in Section 12 in the event of a Change of Control of the Company.
     11. Performance Goals for Section 162(m) Awards. To the extent that shares of restricted stock, RSUs, or Other Stock-Based Awards granted under the Plan are intended to qualify as “performance-based compensation” under Section 162(m), the vesting, grant, or payment of such awards shall be conditioned on the achievement of one or more performance goals and must satisfy the other requirements of Section 162(m). The performance goals pursuant to which such awards shall vest, be granted, or be paid out shall be any or a combination of the following performance measures applied to the Company, STEI, a division, or a subsidiary: earnings per share; return on assets; an economic value added measure; shareholder return; earnings or earnings before interest, taxes, depreciation, and amortization; stock price; total shareholder return; return on equity; return on total capital; return on assets or net assets; revenue; reduction of expenses; free cash flow; operating cash flow; income, pre-tax income, or net income; operating income or net operating income; gross profit; operating profit or net operating profit; operating margin or profit margin; return on operating revenue; return on invested capital; market segment share; customer satisfaction; growth in core funeral calls; growth in preneed funeral sales or growth in preneed cemetery property sales; or trust portfolio performance compared to related market indices. For any performance period, such performance objectives may be measured on an absolute basis or relative to a group of peer companies selected by the Committee, relative to internal goals or relative to levels attained in prior years. The performance goals may be subject to such adjustments as are specified in advance by the Committee in accordance with Section 162(m).
     12. Change of Control.
          12.1 Definitions. As used in this Section 12, the following words or terms shall have the meanings indicated:
               (a) Approval Date shall mean the date of the Board’s approval of this Plan.
               (b) Beneficial Owner (and variants thereof), with respect to a security shall mean a Person who, directly or indirectly (through any contract, understanding, relationship, or otherwise), has or shares (i) the power to vote, or direct the voting of, the security, and/or (ii) the power to dispose of, or to direct the disposition of, the security.
               (c) Business Combination shall mean the consummation of a reorganization, merger, or consolidation (including a merger or consolidation of the Company or any direct or indirect subsidiary of the Company), or sale or other disposition of all or substantially all of the assets of STEI.
               (d) Change of Control Value shall equal the amount determined by whichever of the following items is applicable:
          (i) the per share price to be paid to stockholders of STEI in any such merger, consolidation, or other reorganization;
          (ii) the price per share offered to stockholders of STEI in any tender offer or exchange offer whereby a Change of Control takes place;
          (iii) in all other events, the Fair Market Value per share of Common Stock into which such options being converted are exercisable, as determined by the Committee as of the date determined by the Committee to be the date of conversion of such options; or
          (iv) in the event that the consideration offered to stockholders of STEI in any transaction described in this Section 12 consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered that is other than cash.

               (e) Incumbent Board shall mean the individuals who, as of the Approval Date, constitute the Board.
               (f) Person shall mean a natural person or company, and shall also mean the group or syndicate created when two or more Persons act as a syndicate or other group (including, without limitation, a partnership or limited partnership) for the purpose of acquiring, holding, or disposing of a security, except that Person shall not include an underwriter temporarily holding a security pursuant to an offering of the security.
               (g) Post-Transaction Corporation.
          (i) Unless a Change of Control includes a Business Combination, Post-Transaction Corporation shall mean the Company after the Change of Control.
          (ii) If a Change of Control includes a Business Combination, Post-Transaction Corporation shall mean the corporation resulting from such Business Combination, including a corporation which as a result of such transaction owns STEI or all or substantially all of STEI’s assets either directly or through one or more subsidiaries.
          12.2 Change of Control Defined. Unless otherwise provided in an Incentive Agreement, Change of Control shall mean:
               (a) the acquisition by any Person of Beneficial Ownership of more than 30 percent of the outstanding shares of Common Stock; provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control:
          (i) any acquisition of Common Stock directly from STEI;
          (ii) any acquisition of Common Stock by STEI;
          (iii) any acquisition of Common Stock by any employee benefit plan, including without limitation an employee stock ownership plan, (or related trust) sponsored or maintained by STEI or any corporation controlled by STEI;
          (iv) any acquisition of Common Stock by any corporation or entity pursuant to a transaction that does not constitute a Change of Control under Section 12.2(c); or
               (b) members of the Incumbent Board cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Approval Date whose election, or nomination for election by STEI’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, unless such individual’s initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board; or
               (c) a Business Combination, in each case, unless, following such Business Combination;
          (i) all or substantially all of the Persons who were the Beneficial Owners of STEI’s outstanding common stock and STEI’s voting securities entitled to vote generally in the election of directors immediately prior to such Business Combination have direct or indirect Beneficial Ownership, respectively, of more than 50 percent of the then outstanding shares of common stock, and more than 50 percent of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the Post-Transaction Corporation; and

          (ii) except to the extent that such ownership existed prior to the Business Combination, no Person (excluding the Post-Transaction Corporation and any employee benefit plan or related trust of either STEI or the Post-Transaction Corporation) Beneficially Owns, directly or indirectly, 20 percent or more of the then-outstanding shares of common stock of the corporation resulting from such Business Combination or 20 percent or more of the combined voting power of the then-outstanding voting securities of such corporation; and
          (iii) at least a majority of the members of the board of directors of the Post-Transaction Corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
               (d) approval by the shareholders of STEI of a plan of complete liquidation or dissolution of STEI.
          12.3 Effect of a Change of Control.
               (a) Unless otherwise provided in the applicable Incentive Agreement, immediately prior to the consummation of any Change of Control, all outstanding Incentives granted pursuant to the Plan shall automatically become fully vested and exercisable, all restrictions or limitations on any Incentives shall lapse and all performance criteria and other conditions relating to the payment of Incentives shall be deemed to be achieved or waived by STEI without the necessity of action by any Person.
               (b) As used in this Section 12.3, “immediately prior” to the Change of Control shall mean sufficiently in advance of the Change of Control to permit the grantee to take all steps reasonably necessary (i) to exercise any option or SAR fully, and (ii) to deal with the shares purchased or acquired under any Incentive so that all types of shares may be treated in the same manner in connection with the Change of Control as the shares of Common Stock of other shareholders.
          12.4 Committee Discretion to Set Terms of Exercise or Exchange. No later than 30 days after the approval by the Board of a Change of Control of the types described in subsections (c) or (d) of Section 12.2 and no later than 30 days after a Change of Control of the type described in subsections (a) or (b) of Section 12.2, the Committee (as the Committee was composed immediately prior to such Change of Control and notwithstanding any removal or attempted removal of some or all of the members thereof as directors or Committee members), acting in its sole discretion without the consent or approval of any participant, may act to effect one or more of the alternatives listed below and such act by the Committee may not be revoked or rescinded by persons not members of the Committee immediately prior to the Change of Control:
               (a) accelerate the vesting of any Incentives which did not automatically accelerate under the terms of this Plan and/or the applicable Incentive Agreement;
               (b) require that all outstanding options and SARs be exercised on or before a specified date (before or after such Change of Control) fixed by the Committee, after which specified date all unexercised options and SARs shall terminate;
               (c) make such equitable adjustments to Incentives then outstanding as the Committee deems appropriate to reflect such Change of Control (provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary);
               (d) provide for mandatory conversion of some or all of the outstanding options and SARs held by some or all participants as of a date, before or after such Change of Control, specified by the Committee, in which event such options and SARs shall be deemed automatically cancelled and the Company shall pay, or cause to be paid, to each such participant an amount of cash per share equal to the excess, if any, of the Change of Control Value of the shares subject to such option and SAR, as defined and calculated above, over the exercise price(s) of such options and SARs or, in lieu of such cash payment, the issuance of Common Stock or securities of an acquiring entity having a Fair Market Value equal to such excess; or
               (e) provide that thereafter upon any exercise of an option or SAR the participant shall be entitled to purchase under such option or SAR, in lieu of the number of shares of Common Stock then covered by such option or SAR, the number and class of shares of stock or other securities or property (including, without limitation, cash) to which the participant would have been entitled pursuant to the terms of the agreement providing for the reorganization, merger, consolidation, or asset sale, if, immediately prior to such Change of Control, the participant had been the holder of record of the number of shares of Common Stock then covered by such options and SARs.

     13. General.
          13.1 Duration. No Incentives may be granted under the Plan after April 8, 2020; provided, however, that subject to Section 13.9, the Plan shall remain in effect after such date with respect to Incentives granted prior to that date, until all such Incentives have either been satisfied by the issuance of shares of Common Stock or otherwise been terminated under the terms of the Plan and all restrictions imposed on shares of Common Stock in connection with their issuance under the Plan have lapsed.
          13.2 Transferability. No Incentives granted hereunder may be transferred, pledged, assigned or otherwise encumbered by a participant except: (a) by will; (b) by the laws of descent and distribution; (c) pursuant to a domestic relations order, as defined in the Code; or (d) as to options only, if permitted by the Committee and so provided in the Incentive Agreement or an amendment thereto, (i) to Immediate Family Members, (ii) to a partnership in which the participant and/or Immediate Family Members, or entities in which the participant and/or Immediate Family Members are the sole owners, members or beneficiaries, as appropriate, are the sole partners, (iii) to a limited liability company in which the participant and/or Immediate Family Members, or entities in which the participant and/or Immediate Family Members are the sole owners, members or beneficiaries, as appropriate, are the sole members, or (iv) to a trust for the sole benefit of the participant and/or Immediate Family Members. “Immediate Family Members” shall be defined as the spouse and natural or adopted children or grandchildren of the participant and their spouses. To the extent that an incentive stock option is permitted to be transferred during the lifetime of the participant, it shall be treated thereafter as a nonqualified stock option. Any attempted assignment, transfer, pledge, hypothecation or other disposition of Incentives, or levy of attachment or similar process upon Incentives not specifically permitted herein, shall be null and void and without effect.
          13.3 Effect of Termination of Employment or Death. In the event that a participant ceases to be an employee of the Company or to provide services to the Company for any reason, including death, disability, early retirement or normal retirement, any Incentives may be exercised, shall vest or shall expire at such times as may be determined by the Committee and provided in the Incentive Agreement.
          13.4 Additional Conditions. Anything in this Plan to the contrary notwithstanding: (a) the Company may, if it shall determine it necessary or desirable for any reason, at the time of award of any Incentive or the issuance of any shares of Common Stock pursuant to any Incentive, require the recipient of the Incentive, as a condition to the receipt thereof or to the receipt of shares of Common Stock issued pursuant thereto, to deliver to the Company a written representation of present intention to acquire the Incentive or the shares of Common Stock issued pursuant thereto for his own account for investment and not for distribution; and (b) if at any time the Company further determines, in its sole discretion, that the listing, registration or qualification (or any updating of any such document) of any Incentive or the shares of Common Stock issuable pursuant thereto is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with the award of any Incentive, the issuance of shares of Common Stock pursuant thereto, or the removal of any restrictions imposed on such shares, such Incentive shall not be awarded or such shares of Common Stock shall not be issued or such restrictions shall not be removed, as the case may be, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company.
          13.5 Adjustment. In the event of any recapitalization, reclassification, stock dividend, stock split, combination of shares or other similar change in the Common Stock, the number of shares of Common Stock then subject to the Plan, including shares subject to outstanding Incentives, and any and all other limitations provided in the Plan limiting the number of shares of Common Stock that may be issued hereunder, shall be adjusted in proportion to the change in outstanding shares of Common Stock. In the event of any such adjustments, the price of any option, the Base Price of any SAR and the performance objectives of any Incentive shall also be adjusted to provide participants with the same relative rights before and after such adjustment. No substitution or adjustment shall require the Company to issue a fractional share under the Plan and the substitution or adjustment shall be limited by deleting any fractional share.

          13.6 Withholding.
               (a) The Company shall have the right to withhold from any payments made or stock issued under the Plan or to collect as a condition of payment, issuance or vesting, any taxes required by law to be withheld. At any time that a participant is required to pay to the Company an amount required to be withheld under applicable income tax laws in connection with an Incentive, the participant may, subject to Section 13.6(b) below, satisfy this obligation in whole or in part by electing (the “Election”) to deliver currently owned shares of Common Stock or to have the Company withhold shares of Common Stock, in each case having a value equal to the minimum statutory amount required to be withheld under federal, state and local law. The value of the shares to be delivered or withheld shall be based on the Fair Market Value of the Common Stock on the date that the amount of tax to be withheld shall be determined (“Tax Date”).
               (b) Each Election must be made prior to the Tax Date. For participants who are not subject to Section 16 of the 1934 Act, the Committee may disapprove of any Election, may suspend or terminate the right to make Elections, or may provide with respect to any Incentive that the right to make Elections shall not apply to such Incentive. If a participant makes an election under Section 83(b) of the Code with respect to shares of restricted stock, an Election to have shares withheld to satisfy withholding taxes is not permitted to be made.
          13.7 No Continued Employment. No participant under the Plan shall have any right, because of his or her participation, to continue in the employ of the Company for any period of time or to any right to continue his or her present or any other rate of compensation.
          13.8 Deferral Permitted. Payment of an Incentive may be deferred at the option of the participant if permitted in the Incentive Agreement. Any deferral arrangements shall comply with Section 409A of the Code.
          13.9 Amendments to or Termination of the Plan. The Board may amend or discontinue this Plan at any time; provided, however, that no such amendment may:
               (a) amend Section 6.6 to permit repricing of options or SARs without the approval of stockholders;
               (b) materially impair, without the consent of the recipient, an Incentive previously granted, except that the Company retains all of its rights under Section 12; or
               (c) materially revise the Plan without the approval of the stockholders. A material revision of the Plan includes (i) except for adjustments permitted herein, a material increase to the maximum number of shares of Common Stock that may be issued through the Plan, (ii) a material increase to the benefits accruing to participants under the Plan, (iii) a material expansion of the classes of persons eligible to participate in the Plan, (iv) an expansion of the types of awards available for grant under the Plan, (v) a material extension of the term of the Plan and (vi) a material change that reduces the price at which shares of Common Stock may be offered through the Plan.
          13.10 Definition of Fair Market Value. Whenever “Fair Market Value” of Common Stock shall be determined for purposes of this Plan, except as provided below in connection with a cashless exercise through a broker, it shall be determined as follows: (i) if the Common Stock is listed on an established stock exchange or any automated quotation system that provides sale quotations, the closing sale price for a share of the Common Stock on such exchange or quotation system on the date as of which fair market value is to be determined, (ii) if the Common Stock is not listed on any exchange or quotation system, but bid and asked prices are quoted and published, the mean between the quoted bid and asked prices on the date as of which fair market value is to be determined, and if bid and asked prices are not available on such day, on the next preceding day on which such prices were available; and (iii) if the Common Stock is not regularly quoted, the fair market value of a share of Common Stock on the date as of which fair market value is to be determined, as established by the Committee in good faith. In the context of a cashless exercise through a broker, the “Fair Market Value” shall be the price at which the Common Stock subject to the stock option is actually sold in the market to pay the option exercise price.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

INTERNET
http://www.proxyvoting.com/stei

STEWART ENTERPRISES, INC.	Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE
1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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▼ FOLD AND DETACH HERE ▼

Please mark your votes as	☒
indicated in this example

		FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS			FOR	AGAINST	ABSTAIN

1.	To elect each of our directors to serve a one-year term of office expiring at our 2011 annual meeting.	☐	☐	☐	2.	To approve the Stewart Enterprises, Inc. 2010 Stock Incentive Plan.	☐	☐	☐

One-year term: 01 Thomas J. Crawford 04 James W. McFarland 02 Thomas M. Kitchen 05 Ronald H. Patron 03 Alden J. McDonald, Jr. 06 Michael O. Read			07 Ashton J. Ryan, Jr. 08 Frank B. Stewart, Jr		3.	To ratify the retention of the Company’s independent registered public accounting firm for the fiscal year ending October 31, 2010.	☐	☐	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)					4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

*Exceptions					The Board of Directors recommends that you vote FOR the nominees and the proposals to approve Stewart Enterprises, Inc. 2010 Stock Incentive Plan and to ratify the retention of the Company’s independent registered public accounting firm. This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this proxy will be voted FOR the nominees in the election of directors and FOR proposals 2 and 3.

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

You can now access your Stewart Enterprises, Inc. account online.
Access your Stewart Enterprises, Inc. account online via Investor ServiceDirect® (ISD).
BNY Mellon Shareowner Services, the transfer agent for Stewart Enterprises, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time
Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.
Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders to be held on April 8, 2010. The Proxy Statement and the 2009 Annual Report to Stockholders are available at:http://bnymellon.mobular.net/bnymellon/stei
▼ FOLD AND DETACH HERE ▼

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

STEWART ENTERPRISES, INC.
     The undersigned hereby appoints Thomas J. Crawford and Thomas M. Kitchen, or any one or more of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of Class A Common Stock of Stewart Enterprises, Inc. held of record by the undersigned on February 11, 2010 at the Annual Meeting of Shareholders to be held on April 8, 2010 or any adjournment thereof.

Address Change/Comments
(Mark the corresponding box on the reverse side)

       BNY MELLON SHAREOWNER SERVICES
       P.O. BOX 3550
       SOUTH HACKENSACK, NJ 07606-9250
       (Continued and to be marked, dated and signed, on the other side)

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